Exhibit 10.2

NOTE: THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY ”[***]”. SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

EXHIBITOR SERVICES AGREEMENT

BETWEEN NATIONAL CINEMEDIA, LLC AND
REGAL CINEMAS, INC.

DATED AS OF FEBRUARY 13, 2007

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EXHIBITS AND SCHEDULE

Exhibit A	Description of Advertising Services and Digital Programming Services
Exhibit A-1	Inventory of Lobby Promotions
Exhibit B	Creative Services, Beverage Agreement Advertising Rate, Digital Programming Services, Administrative Fee
Exhibit B-1	Terms regarding Meeting Services

Schedule 1	Calculation of Exhibitor Allocation, Theatre Access Fee and Run-Out Obligations

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EXHIBITOR SERVICES AGREEMENT

THIS EXHIBITOR SERVICES AGREEMENT (this “Agreement”) is entered into and effective as of February 13, 2007 (the “Effective Date”) by and between National CineMedia, LLC, a Delaware limited liability company (“LLC”), and Regal Cinemas, Inc., a Tennessee corporation (“Regal,” and with LLC, each a “Party” and collectively, the “Parties”).

BACKGROUND

WHEREAS, American Multi-Cinema, Inc. (“AMC”), Regal CineMedia Holdings, LLC (“RCH”) and Cinemark Media, Inc. (“Cinemark Media”), are parties to that certain Third Amended and Restated Limited Liability Company Operating Agreement, dated of even date herewith (the “LLC Agreement”), which shall govern the rights and obligations of AMC, RCH and Cinemark Media (collectively, the “Founding Members”) and National CineMedia, Inc. (“National CineMedia”) as Members in LLC and their ownership of certain Common Units (as defined in the LLC Agreement) in LLC; and

WHEREAS, pursuant to the LLC Agreement, LLC will operate a Digital Content Network (as defined below), which has the capabilities to provide the Founding Members the Digital Content Service, the Digital Programming Services and the Meeting Services (each as defined below) pursuant to the terms and conditions herein; and

WHEREAS, Regal participates in the Digital Content Network through its Theatres; and

WHEREAS, LLC and Regal desire to enter into a service arrangement pursuant to which LLC will provide the Advertising Services (as defined below), including the Digital Content Service and the Traditional Content Program, the Digital Programming Services and the Meeting Services to Regal theatres, and Regal will accept the Advertising Services, the Digital Programming Services and the Meeting Services in such theatres, all on the terms and conditions set forth herein; and

WHEREAS, LLC and Regal anticipate that this service arrangement will, among other accomplishments, improve both the movie-going experience of theatre patrons and the ability of national, regional and local advertisers to reach their target consumers.

NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and, intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01         Definitions.  Within the context of this Agreement, the following terms shall have the following meanings:

“4.03 Revenue” has the meaning assigned to it in Section 4.03.

“Acceptance Notice” has the meaning assigned to it in Section 9.03(c).

“Acquisition Theatre(s)” has the meaning assigned to it in Section 2.02(b).

“Additional Lobby Promotion” has the meaning assigned to it in Section 4.02(a)(i).

“Administrative Agent” means Lehman Commercial Paper Inc., as administrative agent under the LLC Credit Agreement and any successors and assignees in accordance with the terms of the LLC Credit Agreement.

“Administrative Fee” means the fee for services provided by LLC as requested by Regal in connection with delivery of content to Theatres.

“Advertising Services” means the advertising and promotional services (including the Digital Content Service, the Digital Carousel, the Traditional Content Program, Lobby Promotions and Event Sponsorships) as described in Part A of Exhibit A hereto.

“Affiliate” means with respect to any Person, any Person that directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.  Notwithstanding the foregoing, (i) no Member shall be deemed an Affiliate of LLC, (ii) LLC shall not be deemed an Affiliate of any Member, (iii) no stockholder of REG, or any of such stockholder’s Affiliates (other than REG and its Subsidiaries) shall be deemed an Affiliate of any Member or LLC, (iv) no stockholder of Marquee Holdings, or any of such stockholder’s Affiliates (other than Marquee Holdings and its Subsidiaries) shall be deemed an Affiliate of any Member or LLC, (v) no stockholder of Cinemark Holdings, or any of such stockholder’s Affiliates (other than Cinemark Holdings and its Subsidiaries) shall be deemed an Affiliate of any Member or LLC, (vi) no stockholder of National CineMedia shall be deemed an Affiliate of National CineMedia, and (vii) National CineMedia shall not be deemed an Affiliate of any stockholder of National CineMedia.

“Aggregate Advertising Revenue” means, for the applicable measurement period, the total revenue, in the form of cash and non-cash consideration, payable to LLC for Advertising Services, excluding revenue payable to LLC related to (i) Event Sponsorship, (ii) Advertising Services provided to third parties that are not Founding Members, and (iii) Advertising Services provided to Founding Members outside the provisions of this Agreement pursuant to a written agreement between LLC and such Founding Members.

“Agreement” has the meaning assigned to it in the preamble of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Alternative Agreement” has the meaning assigned to it in Section 9.03(a).

“AMC” has the meaning assigned to it in the recitals to this Agreement.

“AMC Exhibitor Agreement” means the Exhibitor Services Agreement between LLC and AMC, dated of even date herewith, as the same may be amended, supplemented or otherwise modified from time to time.

“AMC Theatre” means any “Theatre” as defined in the AMC Exhibitor Agreement.

“Assignment and Assumption” has the meaning assigned to it in Section 15.08.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Beverage Agreement” means the Marketing, Advertising and Brand Presence Agreement by and between Coca-Cola North America, a division of The Coca-Cola Company, and Regal, dated as of October, 2001, and all exhibits and amendments thereto, as such agreement may be amended from time to time, and any subsequent agreements entered into by Regal and its beverage concessionaires at the expiration or termination of the agreement referenced above which is in effect on the Effective Date.

“Beverage Agreement Advertising Rate” has the meaning assigned to it in Section 4.06(a).

“Beverage Compliance Report” has the meaning assigned to it in Section 4.10(b)(i).

“Brand” has the meaning assigned to it in Section 4.05.

“Branded Slots” has the meaning assigned to it in Section 4.05.

“Church Worship Service” means a Meeting Event sold to a non-profit religious organization.

“Cinemark” means Cinemark USA, Inc., a Texas corporation.

“Cinemark Exhibitor Agreement” means the Exhibitor Services Agreement between LLC and Cinemark, dated of even date herewith, as the same may be amended, supplemented or otherwise modified from time to time.

“Cinemark Holdings” means Cinemark Holdings, Inc. or its successor or any Person that wholly owns Cinemark Holdings, directly or indirectly, in the future.

“Cinemark Media” has the meaning assigned to it in the recitals to this Agreement.

“Cinemark Theatre” means any “Theatre” as defined in the Cinemark Exhibitor Agreement.

“Client Limitation” has the meaning assigned to it in Section 4.07(b)(i).

“Common Unit Adjustment” has the meaning assigned to it in the LLC Agreement.

“Common Units” has the meaning assigned to in the LLC Agreement.

“Concessions” means popcorn, candy, and other food and beverage items sold at the concession stands in Theatres.

“Confidential Information” means all documents and information concerning any other Party hereto furnished it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (together with confidential information, including but not limited to Intellectual Property and other Proprietary Information of the other Members and LLC), and shall include, by way of example and not limitation, the LLC Property, the Regal Property, the LLC Derived Works and the Regal Derived Works.  Confidential Information shall also include all Confidential Information supplied by the Members and their Affiliates.  Notwithstanding the foregoing, Confidential Information shall not include any information that can be shown to have been (i) previously known by the Party to which it is furnished lawfully and without breaching or having breached an obligation of such Party or the disclosing Party to keep such documents and information confidential, (ii) in the public domain through no fault of the disclosing Party, or (iii) independently developed by the disclosing Party without using or having used the Confidential Information.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Costs” has the meaning assigned to it in Section 11.01(a).

“CPI” means the monthly index of the U.S. City Average Consumer Price Index for Urban Wage Earners and Clerical Workers (All Items; 1982-84 equals 100) published by the United States Department of Labor, Bureau of Labor Statistics or any successor agency that shall issue such index.  In the event that the CPI is discontinued for any reason, LLC shall use such other index, or comparable statistics, on the cost of living for urban areas of the United States, as shall be computed and published by any agency of the United States or, if no such index is published by any agency of the United States, by a responsible financial periodical of recognized authority.

“CPI Adjustment” means the quotient of (i) the CPI for the month of January in the calendar year for which the CPI Adjustment is being determined, divided by (ii) the CPI for January of 2007.

“Creative Services” has the meaning assigned to it in Exhibit B.

“Designated Services” has the meaning assigned to it in Section 9.03(a).

“Digital Carousel” means a loop of slide advertising with minimal branding and entertainment content which (i) is displayed before the Pre-Feature Program in Digitized Theatres via the Digital Content Network and (ii) is displayed before the Traditional Content Program in Non-Digitized Theatres via a non-digital slide projector.

“Digital Cinema Services” means services related to the digital playback and display of feature films at a level of quality commensurate with that of 35 mm film release prints that includes high-resolution film scanners, digital image compression, high-speed data networking and storage, and advanced digital projection.

“Digital Content Network” means a network of LLC Equipment and third-party equipment and other facilities which provides for the electronic transmission of digital content, directly or indirectly, from a centrally-controlled location to Theatres, resulting in the “on-screen” exhibition of such content in such Theatres, either in Theatre auditoriums or on Lobby Screens.

“Digital Content Service” means the Pre-Feature Program, Policy Trailer, Event Trailer and the Video Display Program.

“Digital Event Peak Season” has the meaning assigned to it in Exhibit B.

“Digital Films” has the meaning assigned to it in Exhibit B.

“Digital Programming” means the content of Digital Programming Services.

“Digital Programming EBITDA Threshold” has the meaning assigned to it in Section 9.01(b).

“Digital Programming Renewal Term” has the meaning assigned to it in Section 9.01(b).

“Digital Programming Services” has the meaning assigned to it in Part B of Exhibit B.

“Digital Programming Term” has the meaning assigned to it in Section 9.01(b).

“Digital Screen” means a screen in an auditorium of a Digitized Theatre.

“Digitized Theatres” means all Theatres that are connected to the Digital Content Network, as of the Effective Date, and all Theatres that subsequently connect to the Digital Content Network, as of the date such connection is established.

“Disposition” (including the term “Disposed”) has the meaning assigned to it in Section 2.03.

“EBITDA” means, for the applicable measurement period, earnings before interest, taxes, depreciation and amortization, all as defined by GAAP.

“Effective Date” has the meaning assigned to it in the preamble of this Agreement.

“Encumbered Theatres” has the meaning assigned to it in Section 4.08(a).

“Equipment” means the equipment and cabling, as prescribed by the terms of this Agreement, which is necessary to schedule, distribute, play, reconcile and otherwise transmit and receive the Services delivered by LLC pursuant to the terms of this Agreement, and a complete list of all such equipment located inside or on any Theatre building and the ownership thereof as of the date hereof is set forth in the Specification Documentation, as may be amended from time to time at the request of either Party.

“ESA-Related Tax Benefit Payments” has the meaning assigned to it in Section 1.1 of the Tax Receivable Agreement.

“Event Sponsorship” has the meaning assigned to it in Part A of Exhibit A.

“Event Trailer” has the meaning assigned to it in Section 6.03(a).

“Excluded Theatres” has the meaning assigned to it in Section 4.13(a).

“Flight” has the meaning assigned to it in Section 4.01(a).

“Founding Members” has the meaning assigned to it in the recitals to this Agreement and shall include their respective Affiliates.

“Future Theatres” has the meaning assigned to it in Section 3.01.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” has the meaning used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934.

“IMAX Screens” has the meaning assigned to it in Section 4.13(b).

“Indemnifying Party” has the meaning assigned to it in Section 11.01(c).

“Infringement” has the meaning assigned to it in Section 12.02.

“Initial Digital Programming Term” has the meaning assigned to it in Section 9.01(b).

“Initial Meeting Services Term” has the meaning assigned to it in Section 9.01(c).

“Initial Term” has the meaning assigned to it in Section 9.01(a).

“Intellectual Property” means all intellectual property, including but not limited to all U.S., state and foreign (i) (A) patents, inventions, discoveries, processes and designs; (B) copyrights and works of authorship in any media; (C) trademarks, service marks, trade names, trade dress and other source indicators and the goodwill of the business symbolized thereby, (D) software; and (E) trade secrets and other confidential or proprietary documents, ideas, plans and information; (ii) registrations, applications and recordings related thereto; (iii) rights to obtain renewals, extensions, continuations or similar legal protections related thereto; and (iv) rights to bring an action at law or in equity for the infringement or other impairment thereof.

“Inventory” means any advertising or other content.

“License Agreement” means that certain Second Amended and Restated Software License Agreement, dated of even date herewith, among LLC, AMC, Cinemark and Regal, as applicable, and as such agreement may be amended, supplemented or otherwise modified from time to time.

“LLC Agreement” has the meaning assigned to it in the recitals to this Agreement.

“LLC Credit Agreement” means the Credit Agreement dated as of February 13, 2007 among LLC, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, Credit Suisse (USA) LLC and Morgan Stanley Senior Funding, Inc., as co-documentation agents and the Administrative Agent, as amended, modified or supplemented from time to time and any extension, refunding, refinancing or replacement (in whole or in part) thereof.

“LLC Derived Works” has the meaning assigned to it in Section 13.02(a).

“LLC Equipment” means the Equipment owned by LLC pursuant to the terms of this Agreement.

“LLC Marks” means the trademarks, service marks, logos, slogans and/or designs owned by LLC or otherwise contributed by LLC for use under this Agreement, in any and all forms, formats and styles, including as may be used in the Brand (as defined herein), as may be modified from time-to-time all as notified to Regal from time to time by LLC.

“LLC Property” has the meaning assigned to it in Section 13.01(a).

“LLC Quality Standards” has the meaning assigned to it in Section 7.02(c).

“Lobby Promotions” has the meaning assigned to it in Part A of Exhibit A.

“Lobby Screen” means a plasma, LED or other type of screen displaying digital or recorded content that is located inside a Theatre and outside the auditoriums, or any other type of visual display mechanism that replaces such a screen.  Lobby Screens shall not include, however, digital poster cases, digital animated poster cases, ATM or ticket kiosk screens (or such items that may replace digital poster cases or ATM or ticket kiosk screens in the future) or other substantially similar display mechanisms that display Theatre Advertising or promotional material that may include some or all of the following types of content: isolated images or still scenes from feature films, full motion elements that are not a movie trailer, interactive elements, audio elements and motion sensors and which content, considered singularly and collectively, is sufficiently limited in playtime and complexity such that it cannot reasonably be considered equivalent to a movie trailer.

“Loews Theatres” mean the theatres acquired (and not divested under government order) by AMC Entertainment Inc. in connection with its merger with Loews Cineplex Entertainment Corporation completed on January 26, 2006.

“Marketing Materials” has the meaning assigned to it in Section 7.02(a).

“Marquee Holdings” means Marquee Holdings Inc. (a holding company that conducts business through its subsidiary AMC Entertainment Inc.) or its successor or any Person that wholly owns Marquee Holdings, directly or indirectly, in the future.

“Meeting Services” has the meaning assigned to it in Part C of Exhibit A.

“Meeting Services EBITDA Threshold” has the meaning assigned to it in Section 9.01(c).

“Meeting Services Renewal Term” has the meaning assigned to it in Section 9.01(c).

“Meeting Services Term” has the meaning assigned to it in Section 9.01(c).

“Meeting With a Movie” means a Meeting Services event at which a feature film is shown and for which tickets are sold.

“Meeting Without a Movie” means a Meeting Services event at which no feature film is shown.

“Member” means each Person that becomes a member, as contemplated in the Delaware Limited Liability Act, of LLC in accordance with the provisions of the LLC Agreement and has not ceased to be a Member pursuant to the LLC Agreement.

“National CineMedia” has the meaning assigned to it in the recitals to this Agreement.

“Newbuild Theatre(s)” has the meaning assigned to it in Section 2.02(a).

“Non-Assignable Legacy Agreement” has the meaning assigned to it in Section 4.06(b)(ii).

“Non-Digitized Theatres” means Theatres that are not Digitized Theatres.

“Party” has the meaning assigned to it in the preamble of this Agreement.

“Permitted Transfer” means:

(a)           by operation of law or otherwise, the direct or indirect change in control, merger, consolidation or acquisition of all or substantially all of the assets of LLC or Regal, as applicable, or the assignment of this Agreement by Circuit A to an Affiliate,

(b)           with respect to the rights and obligations of LLC under this Agreement, (i) the grant of a security interest by LLC in this Agreement and all rights and obligations of LLC hereunder to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Security Documents, (ii) the assignment or other transfer of such rights and obligations to the Administrative Agent (on behalf of the Secured Parties) or other third party upon the exercise of remedies in accordance with the LLC Credit Agreement and the Security Documents and (iii) in the event that the Administrative Agent is the initial assignee or transferee under the preceding clause (ii), the subsequent assignment or other transfer of such rights and obligations by the

Administrative Agent on behalf of the Secured Parties to a third party, or

(c)           in the event that LLC becomes a debtor in a case under the Bankruptcy Code, the assumption and/or assignment by LLC of this Agreement under section 365 of the Bankruptcy Code, notwithstanding the provisions of section 365(c) thereof.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity or organization of any nature whatsoever or any Group of two or more of the foregoing.

“Play List” has the meaning assigned to it in Section 4.01(a).

“Policy Trailer” has the meaning assigned to it in Section 4.05(b).

“Pre-Feature Program” means a program of digital content of between twenty (20) and thirty (30) minutes in length that is distributed by LLC through the Digital Content Network for exhibition in Digitized Theatres prior to Showtime, or that is distributed non-digitally by some other means, including DVD, for exhibition prior to Showtime in Non-Digitized Theatres.

“Pre-Feature Programming Schedule” means the schedule for the Pre-Feature Program as developed from time to time by LLC after consultation with Regal.

“Proprietary Information” means all Intellectual Property, including but not limited to information of a technological or business nature, whether written or oral and if written, however produced or reproduced, received by or otherwise disclosed to the receiving Party from or by the disclosing Party that is marked proprietary or confidential or bears a marking of like import, or that the disclosing Party states is to be considered proprietary or confidential, or that a reasonable person would consider proprietary or confidential under the circumstances of its disclosure.

“PSA Trailer” means up to 30 seconds for Regal approved fundraising and that may contain the display of any trademark, service mark, logo or other branding of the charitable organizations sponsoring such fundraising that is exhibited in the Theatres after Showtime.

“RCH” has the meaning assigned to it in the recitals to this Agreement.

“REG” means Regal Entertainment Group or its successor or any Person that wholly owns REG, directly or indirectly, in the future.

“Regal” has the meaning assigned to it in the preamble of this Agreement.

“Regal Derived Works” has the meaning assigned to it in Section 13.02(b).

“Regal Equipment” means the Equipment owned by Regal.

“Regal Information” means all Confidential Information supplied by Regal and its Affiliates.

“Regal Initial ESA Modification Payment” has the meaning assigned to it in Section 2.05(a)(i).

“Regal Legacy Agreement(s)” means all pre-Effective Date agreements of Regal or its Affiliates, including without limitation such agreements relating to the purchase of advertising in Acquisition Theatres, pursuant to which services which fall within the definition of Advertising Services are provided and which are expected to result in the generation of revenue payable to Regal or its Affiliates on and after the Effective Date, but excluding the Beverage Agreement, agreements with third-party cinema advertising service providers (which give rise to Run-Out Obligations pursuant to Section 4.08) and agreements between Regal or its Affiliates and any theatres owned by third parties (including other Members or their Affiliates) regarding the exhibition of content, advertisements or promotions in such third-party theatres.

“Regal Marks” means the trademarks, service marks, logos, slogans and/or designs owned by Regal or otherwise contributed by Regal for use under this Agreement, in any and all forms, formats and styles, including as may be used in the Brand (as defined herein), as may be modified from time-to-time all as notified to LLC from time-to-time by Regal.

“Regal Property” has the meaning assigned to it in Section 13.01(b).

“Regal Quality Standards” has the meaning assigned to it in Section 7.03(c).

“Renewal Term” has the meaning assigned to it in Section 9.01(a).

“Representatives” has the meaning assigned to it in Section 11.01(a).

“ROFR Notice” has the meaning assigned to it in Section 9.03(a).

“ROFR Period” has the meaning assigned to it in Section 9.03(a).

“ROFR Response” has the meaning assigned to it in Section 9.03(c).

“ROFR Response Period” has the meaning assigned to it in Section 9.03(c).

“Run-Out Obligations” has the meaning assigned to it in Section 4.08.

“Secured Parties” means the “Secured Parties” (or any analogous concept) as defined in the LLC Credit Agreement.

“Security Documents” means the “Security Documents” as defined in the LLC Credit Agreement and any amendment, modification, supplement or replacement of such Security Documents.

“Service” means the Advertising Services and, for the duration of the Meeting Services Term and the Digital Programming Term, the Meeting Services and the Digital Programming Services, respectively, all as set forth on Exhibit A and as applicable.

“Showtime” means the advertised showtime for a feature film.

“Software” means the software owned by, and/or licensed to, LLC or its direct or indirect Subsidiaries and which is installed on either LLC Equipment or Regal Equipment and used in connection with delivery of the Digital Content Service, the Digital Carousel, the Digital Programming Services and the Meeting Services.

“Special Promotions” has the meaning assigned to it in Section 4.14.

“Specification Documentation” means documentation as specified herein, relating to technical specifications or other matters relating of this Agreement, that is delivered and agreed upon by the Parties on the Effective Date of this Agreement.

“Strategic LEN Promotion” has the meaning assigned to it in Section 4.07(b)(ii).

“Strategic Lobby Promotion” has the meaning assigned to it in Section 4.07(b)(iii).

“Strategic Programs” has the meaning assigned to it in Section 4.07(b).

“Strategic Relationship” has the meaning assigned to it in Section 4.07(b).

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“Supplemental Theatre Access Fee” has the meaning assigned to it in Schedule 1.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement by and among National CineMedia, LLC, RCH, AMC, Cinemark Media, Cinemark, and Regal, and to be dated as of the date hereof.

“Term” has the meaning assigned to it in Section 9.01(a).

“Territory” means the 50 states of the United States of America and the District of Columbia.

“Theatre Access Fee” has the meaning assigned to it in Schedule 1.

“Theatre Advertising” means advertisement of one or more of the following activities associated with operation of the Theatres of Regal or its Affiliates:  (A) Concessions or Concession promotions, (B) Regal’s gift cards, loyalty programs and other items related to

Regal’s business in the Theatres, (C) events presented by Regal pursuant to Section 6.05, or (D) vendors of services (other than film-related vendors) provided to the Theatres, provided such promotion is incidental to the vendor’s service such as, but without limitation, online or telephone ticketing or other alternative delivery sources for the same, credit cards, bank cards, charge cards, debit cards, gift cards and other consumer payment devices.  Theatre Advertising includes the display of concession menus, movie listings, Showtimes and pricing information.

“Theatres” means from time-to-time, as applicable, all theatres in the Territory owned by Regal or an Affiliate of Regal or as to which Regal or an Affiliate of Regal has a controlling interest or operational control, including both Digitized and Non-Digitized Theatres, except as provided in Sections 2.02(b), 4.08 and 4.13 or as may be mutually agreed by the Parties in writing.  The foregoing notwithstanding, no motion picture theatre located outside of the Territory shall be a Theatre without LLC’s prior written consent.  Theatre includes all parts of the physical facilities inside a theatre building to which the public has access.

“Third Party Theatre Agreement” means an agreement between LLC and a third party that gives LLC a right to provide Advertising Services with respect to the Theatres being Disposed of by a Founding Member to such third party and that meets the following minimum requirements:  (i) the third party grants LLC exclusive access to and the exclusive right to provide Advertising Services with respect to the Theatres; (ii) the Third Party Theatre Agreement incorporates content standards no more restrictive than as set forth in section 4.03 of this Agreement; (iii) the fee payable by LLC to the third party for the Advertising Services does not exceed [***] of LLC’s total revenue attributable to such Advertising Services; (iv) the term of the Third Party Theatre Agreement (excluding extensions) is for the shorter of (A) the term of the longest lease (excluding extensions) being Disposed of by the Founding Member in the transaction, or (B) [***]; (v) LLC has substantially similar penalties upon a breach of the Third Party Theatre Agreement by such third party than as set forth in this Agreement for breaches by such Founding Member; and (vi) in all other material respects, the Third Party Theatre Agreement imposes obligations upon the third party that are substantially similar to the obligations imposed upon the Founding Member in this Agreement, except that obligations arising exclusively from such Founding Member’s status as a Founding Member shall be inapplicable to the third party.

“Traditional Content Program” means advertising and other promotional content which is displayed on 35 mm film prior to Showtime.

“Trailer” means a promotion secured by Regal or its designee (which retains the exclusive rights to so secure for all of its Theatres) for a feature film that is exhibited in the Theatres after Showtime.

“Unit Adjustment Agreement” means that certain Common Unit Adjustment Agreement of even date herewith among National CineMedia, LLC, RCH, AMC, Cinemark Media, Cinemark, and Regal, and to be dated as of the date hereof.

“Upgrade Request” has the meaning assigned to it in Section 3.05.

“Video Display Program” means a program of digital content shown on Lobby Screens which is distributed by LLC through the Digital Content Network for exhibition in Digitized Theatres, and which is distributed non-digitally by some other means, including DVD, for exhibition in Non-Digitized Theatres.

ARTICLE 2

PARTICIPATION AND FEES

Section 2.01         Theatre Service Participation.  From the Effective Date and during the Term, LLC shall provide all aspects of the Service to Regal and Regal shall exhibit and otherwise participate in such aspects of the Service, on the terms and conditions set forth herein.  Subject to the provisions of Section 4.08 (Regal Run-Out Obligations), during the Term all Theatres will participate in the Service either as Digitized Theatres or Non-Digitized Theatres.

(a)           Digitized Theatres.  As of the Effective Date and during the Term, pursuant to the terms of Section 4.01 (Content and Distribution of the Digital Content Service and Traditional Content Program), LLC will provide the following Services to the Digitized Theatres, and all Digitized Theatres will, subject to the terms of Section 4.12 (Access to Pre-Feature Program), participate in (i) the Digital Carousel during the period beginning after the preceding feature film (or, in the case of the first feature film of the day, beginning after the opening of the auditorium doors for that film) until the beginning of the Pre-Feature Program, (ii) the Pre-Feature Program, (iii) the Policy Trailer and (iv) the Video Display Program.

(b)           Non-Digitized Theatres.  As of the Effective Date and during the Term, pursuant to the terms of Section 4.01 (Content and Distribution of the Digital Content Service and Traditional Content Program), LLC will provide the following Services to the Non-Digitized Theatres, and all Non-Digitized Theatres will, subject to the terms of Section 4.12 (Access to Pre-Feature Program), participate in, (i) the Digital Carousel during the period beginning after the preceding feature film (or, in the case of the first feature film of the day, beginning after the opening of the auditorium doors for that film) until the beginning of the Traditional Content Program, (ii) the Traditional Content Program, (iii) the Policy Trailer and (iv) the Video Display Program, but with respect to participation of Non-Digitized Theatre’s participation in the Video Display Program, only to the extent that a Non-Digitized Theatre has at least one Lobby Screen and has the requisite equipment necessary to participate in the Video Display Program.  No Non-Digitized Theatre will be obligated to participate in, nor will LLC be obligated to provide to any Non-Digitized Theatre, the Pre-Feature Program.

(c)           Lobby Promotions.  LLC shall provide Lobby Promotions to Theatres and Theatres shall participate in Lobby Promotions as described in Section 4.02.

(d)           Events and Meetings.  LLC shall provide Digital Programming Services (including Event Trailers) and Meeting Services to Theatres and Theaters shall participate in Digital Programming and Meeting Services as described in Article 6.

(e)           Modifications.  The Parties agree that the rights and obligations to provide and participate in elements of the Service, as set forth immediately above, may be modified during the Term upon mutual written agreement of the Parties.

(f)            Conversion of Theatres.  No Digitized Theatre shall become a Non-Digitized Theatre without the mutual agreement of Regal and LLC.  Regal will determine from time to time which Non-Digitized Theatres will be converted to Digitized Theatres.

(g)           Rights to Transfer Theatres.  The Parties agree that nothing in this Agreement is intended to, nor shall, bind or otherwise limit Regal’s or its Affiliates’ rights and abilities in its sole discretion from time to time to close, sell, acquire or otherwise transfer any interest in (including by mortgage or otherwise) any theatre.

Section 2.02         Addition of Theatres

.(a)          Newbuild Theatres.  Except as provided in Section 4.13 (Excluded Theatres; IMAX Screens) or as mutually agreed by the Parties in writing, any theatre in the Territory newly built by Regal or an Affiliate of Regal following the Effective Date (“Newbuild Theatres”) shall be equipped to receive the Digital Content Service via the Digital Content Network, shall be a Digitized Theatre, and shall participate in the Digital Content Service on the terms set forth in Section 2.01.  LLC agrees to provide all aspects of the Service to Newbuild Theatres on the terms and conditions set forth herein.

(b)           Acquisition Theatres.  Any theatre in the Territory of which Regal or an Affiliate of Regal obtains control of the advertising, promotional or event activities therein after the Effective Date (excluding any Newbuild Theatres and any Loews Theatre) shall be an “Acquisition Theatre(s)”.  Subject to Sections 4.08 and 4.13, LLC shall provide all aspects of the Service to such Acquisition Theatres and Regal shall cause such Acquisition Theatres to exhibit and participate in the Service on the terms and conditions set forth herein.  The Parties agree that Regal may obtain operational control of an Acquisition Theatre but not obtain any or all rights necessary to receive or display any or all aspects of the Service or control over advertising, promotions or events but not over all of the foregoing, and, in such circumstances Regal shall use its commercially reasonable efforts to have as much of the Service received or displayed in such Acquisition Theatres as is within its control, or if not, then as reasonably practicable.  The Parties agree that it may not be commercially reasonable to equip each Acquisition Theatre to receive the Digital Content Service and the Digital Programming Services and Meeting Services via the Digital Content Network.  Therefore, the Parties agree, subject to Sections 4.08 and 4.13, that every Acquisition Theatre that is a Digitized Theatre shall participate in the Digital Content Service via the Digital Content Network on the terms set forth in Section 2.01, but that Regal retains sole discretion as to if, when and which Acquisition Theatres Regal converts to Digitized Theatres.  Upon Regal’s decision to convert an Acquisition Theatre to a Digitized Theatre, the Parties agree to discuss in good faith the appropriate schedule for equipping such Acquisition Theatre to receive the Digital Content Service, the Digital Programming Services and Meeting Services via the Digital Content Network.  Upon agreeing upon the schedule to conduct such equipping, LLC shall diligently prosecute such work until completion.

(c)           Common Unit Adjustment.  Any adjustment of Common Unit ownership by the Members related to Newbuild Theatres and Acquisition Theatres shall be addressed in the Unit Adjustment Agreement.

Section 2.03         Disposition of Theatres.

(a)           Disposition.  Regal shall provide LLC prompt written notice after the sale, transfer, permanent closure or other disposition of a Theatre (other than as the result of a Permitted Transfer) or the permanent loss of any Theatre lease (a “Disposition”).  The decision to sell, close or otherwise dispose of any Theatre shall be in Regal’s sole and absolute discretion.  Any such Theatre shall cease to be a Theatre for all purposes under this Agreement; and, if so determined by Regal and agreed by LLC (which agreement shall not be unreasonably or untimely withheld), then unless LLC and the applicable third party(ies) enter into a Third Party Theatre Agreement, then the Parties will agree on a date and time at which LLC shall be permitted to enter the affected Theatre(s) and remove any LLC Property (as defined in Section 13.01).  In the event LLC fails to remove any LLC Property within the timeframe the Parties agree upon for such removal, Regal or such third party transferee shall have the right to remove and dispose of such LLC Property in its sole discretion; provided that any Software included in the LLC Property shall be removed and returned to LLC at LLC’s expense.

(b)           Common Unit Adjustment.  Any adjustment of Common Unit ownership by the Members related to Disposition of Theatres shall be addressed in the Unit Adjustment Agreement.

Section 2.04         Mandatory Participation.  During the Term, except as expressly provided in this Agreement, including Sections 4.05 (Brand; Policy Trailer; Branded Slots), 4.06(a) (Beverage Agreements), 4.07 (Other Regal Advertising Agreements), 4.08 (Regal Run-Out Obligations), 4.13 (Excluded Theatres; IMAX Screens), 4.14 (Grand Openings; Popcorn Tubs; Employee Uniforms); 6.07 (Use of Digital Content Network) and Exhibit A, Regal shall subscribe for and LLC shall be the exclusive provider to the Theatres of the services specifically set forth in the definition of the “Service.”  Except as expressly provided in this Agreement, during the Term, Regal shall neither engage nor permit a third party (excluding third party designees of LLC as provided hereunder) to provide, or itself provide, to a Theatre any of the services specifically set forth in the definition of Service.  Nothing in this Agreement shall limit or affect (i) LLC’s ability to contract or enter into any relationship with any Person or entity for any product, service, or otherwise, whether or not similar to any products or services provided by LLC under this Agreement, or (ii) Regal’s ability to contract or enter into any relationship with any Person or entity for any product, service, or otherwise, other than the services that will be provided exclusively by LLC as set forth in this Section 2.04.  All rights with respect to advertising and promotions not explicitly granted hereunder are reserved to Regal, including without limitation Regal’s ability to offer and sell advertising to any third party on any website on the Internet, its telephone ticketing service or other alternative media sources used for ticketing.

Section 2.05         ESA Modification Payments; Theatre Access Fees.

(a)           ESA Modification Payments.

(i)            Regal Initial ESA Modification Payment.  As of the date hereof, and in consideration for Regal’s agreement to use a Theatre Access Fee calculation and payment mechanism (as described in Section 2.05(b)) in connection with LLC’s utilization of the Theatres on and after the date of this Agreement, LLC will pay to Regal $281,024,120 (such amount being the “Regal Initial ESA Modification Payment”).
(ii)           ESA-Related Tax Benefit Payments.  After the date hereof, and in consideration for Regal’s agreement to use a Theatre Access Fee calculation and payment mechanism (as described in Section 2.05(b)) in connection with LLC’s utilization of the Theatres on and after the date of this Agreement, LLC will also pay any ESA-Related Tax Benefit Payments to Regal, pursuant to the terms of the Tax Receivable Agreement.
(iii)          Adjustments.  The Regal Initial ESA Modification Payment will be subject to contingent and ongoing adjustments, pursuant to the Unit Adjustment Agreement.

(b)           Theatre Access Fees.

(i)            Calculation.  In consideration for utilization of the Theatres pursuant to the terms hereof, LLC shall calculate and Regal shall be entitled to receive a Theatre Access Fee, as set forth in Schedule 1, which shall be paid based on Regal’s attendance for the relevant fiscal month in which LLC provides the Services and number of Digital Screens during the fiscal month in which LLC provides the Services (calculated as the average between the number of Digital Screens on the last day of the fiscal month preceding the relevant fiscal month in which LLC provides the Services and the last day of the fiscal month in which LLC provides the Services), and which shall include the amount of 4.03 Revenue allocated to Circuit A for the same fiscal month.
(ii)           Payment.  LLC shall pay Regal its Theatre Access Fees on or before the last day of LLC’s fiscal month following the fiscal month in which Services are provided by LLC; provided that Regal has, by the fourteenth day of LLC’s fiscal month following the month in which Services are provided by LLC, given LLC the data regarding attendance and number of Digital Screens necessary for LLC to calculate the Theatre Access Fee.  If Regal has not, by the fourteenth day of LLC’s fiscal month following the month in which Services are provided by LLC, given LLC the data regarding attendance and number of Digital Screens necessary for LLC to calculate the Theatre Access Fee, the due date of the Theatre Access Fee payment shall be extended by one day for each day that Regal is late in providing such data.  LLC shall provide Regal with a detailed accounting of the calculation of Theatre Access Fees pursuant to Schedule 1, which report shall accompany each such payment.
(iii)          Supplemental Theatre Access Fee.  If applicable, LLC shall pay Regal a Supplemental Theatre Access Fee, as set forth in Schedule 1, on or before the last day of LLC’s fiscal month following the end of LLC’s applicable fiscal year.

Section 2.06         Non-Cash Consideration.  Any Aggregate Advertising Revenue, revenue related to Event Sponsorship, revenue related to Digital Programming Services or revenue related to Meeting Services that LLC receives in the form of non-cash consideration shall be valued as revenue in accordance with GAAP.  If LLC’s value of non-cash consideration received under any arrangement exceeds $500,000 but is not greater than $5 million from any party in a single transaction or series of related transactions, such value shall be confirmed by National CineMedia, if it is LLC’s managing member, or LLC’s then managing member.  If LLC’s value of non-cash consideration received under any arrangement exceeds $5 million from any party in a single transaction or series of related transactions, LLC shall engage an independent qualified appraiser to determine the fair market value of such non-cash consideration.  Notwithstanding the foregoing, no confirmation or appraisal of value shall be required for LLC’s acquisition of tickets from Founding Members at their published group sale price in exchange for advertising at LLC’s rate card rate.

ARTICLE 3

EQUIPMENT

Section 3.01         Procurement; Cost; Specifications.  The Parties agree that all Theatre-level Equipment required to exhibit and otherwise participate in the Service on the terms and conditions set forth herein has been installed in all Theatres as of the Effective Date.  With respect to all Newbuild Theatres, Acquisition Theatres, and Theatres which are converted from Non-Digitized Theatres to Digitized Theatres or from Digitized Theatres to Non-Digitized Theatres after the Effective Date (collectively, the “Future Theatres”), LLC shall, except as provided in Section 3.03, be solely responsible for procuring any Equipment for such Theatres.  LLC shall bear the cost of all Equipment for use outside the Theatres, as well as Equipment installed in the Theatres for maintenance purposes (if any) (a description of such LLC Equipment installed in the Theatres is included in the Specification Documentation; which may be amended by mutual written agreement of the Parties) and the Software.  Regal shall reimburse LLC, at LLC’s cost, for all other Equipment to be installed at or within any Future Theatres (a description of such Regal Equipment is included in the Specification Documentation; which may be amended by mutual written agreement of the Parties) within thirty (30) days after (i) the installation of such Equipment by Regal or LLC in accordance with Section 3.04 and (ii) the delivery of invoices by LLC to Regal supporting the expenses for which reimbursement is sought.  All Theatre-level operational costs associated with Regal’s use of Equipment located in the Theatres, such as the cost of electricity, shall be borne exclusively by Regal.  LLC shall assure that the Equipment purchased by LLC satisfies Regal’s specifications for such equipment, including the communication interface between LLC Equipment and Regal Equipment.

Section 3.02         Ownership of Equipment.  As between the Parties, each Party will own the Equipment it pays for or reimburses the other Party for, whether pursuant to Section 3.01 or Section 3.03.  To the extent possible, LLC agrees to assign to Regal any manufacturer warranties applicable to Regal Equipment procured by LLC pursuant to Section 3.01.  If for any reason the aforementioned warranties are not assignable, upon written request of Regal, LLC shall use commercially reasonable efforts to enforce the warranties on behalf of Regal.  Notwithstanding anything to the contrary herein, any LLC Equipment placed or installed in a Theatre for maintenance purposes may, upon termination of this Agreement or deletion of a particular Theatre as provided herein, as applicable, be removed by LLC and held for its sole benefit.

Section 3.03         Regal Equipment.  Regal shall be permitted to furnish any of the Equipment, at its sole cost and expense, upon consultation with LLC, and provided such Equipment satisfies LLC’s specifications for such Equipment (including compatibility with the Digital Content Network).  LLC agrees to cooperate with Regal in good faith to permit the procurement by Regal of Equipment in lieu of procurement of such Equipment by LLC and reimbursement by Regal pursuant to Section 3.01.

Section 3.04         Installation.

(a)           Performance.  Regal and/or its subcontractors shall be solely responsible for the installation of all Equipment purchased pursuant to Section 3.01 or Section 3.03, as well as for ancillary services such as reporting, software integration and system cutover; provided, however, that Regal may elect to have LLC perform such services, and LLC shall then assume the responsibility for installation of all Equipment.  If Regal elects for LLC to assume the responsibility for installation of all Equipment, (i) Regal shall reimburse LLC for the cost of installing Regal Equipment as set forth in the Specification Documentation, (ii) LLC will not issue invoices for any Equipment cost, or installation services related to such Equipment until the completion of such installation services, and (iii) LLC shall ensure that Equipment installed pursuant to this section is made functional in accordance with any installation rollout schedule agreed to by the Parties, as may be amended from time to time upon mutual agreement of the Parties or as circumstances warrant.

(b)           Consultation; Landline.  The Parties agree to consult with each other with respect to any modifications to Theatre premises necessary for receipt of the Service.  LLC shall use commercially reasonable efforts to limit the size and number of satellite dishes that are required as part of the Equipment.  Regal shall be solely responsible for obtaining any consents required for the installation or use of any Equipment at any Theatre, including without limitation governmental and landlord consents, provided LLC reasonably cooperates with Regal at Regal’s request in obtaining such consents.  If Regal cannot obtain consent to installation of a satellite dish at a Theatre because of technical, landlord or legal restrictions, Regal and LLC shall work together in good faith to establish a landline connection to such location for the Digital Content Network.  All costs of the landline connection, which shall be maintained with sufficient bandwidth for delivery of the Digital Content Service, shall be borne by LLC with respect to delivery of content from LLC to Regal’s wide area network and by Regal with respect to delivery of content from Regal’s wide area network to the applicable Theatres.

(c)           Coordination.  All installation, maintenance and other services provided by LLC to the Theatres hereunder shall be performed in a manner reasonably expected not to disrupt Regal’s operations and, except where no practical alternative exists, shall be provided outside of Theatre business hours, as mutually determined by the Parties in their reasonable discretion.  Subject to the preceding sentence and upon advance written notice, LLC and its vendors or subcontractors shall be provided reasonable access to the Theatres and such other support services as reasonably required to install and inspect the Equipment, for such fees as provided in the Specification Documentation, and otherwise as required to perform LLC’s obligations under this Agreement.  In addition to the foregoing, and with respect to the installation of Equipment in Newbuild Theatres only, LLC agrees (i) to cooperate with Regal in coordinating the installation of Equipment with the construction schedule for such Newbuild Theatres, and (ii) to consult with Regal prior to subcontracting the performance of Equipment installation so as to permit a determination of whether Regal might itself perform such Equipment installation.

Section 3.05         Upgrades and Modifications.  In order to ensure compatibility with, and optimum performance and robustness of, the Digital Content Network and the LLC Equipment (including hardware and software), LLC reserves the right to request of Regal the replacement, upgrade or modification of any Regal Equipment installed at any Theatre or the assistance with an upgrade to Software on Regal Equipment; provided that such requests are equally and timely communicated to each of Regal, AMC and Cinemark (the “Upgrade Request”).  In the event of an Upgrade Request, LLC shall provide Regal as much written notice as is reasonably practicable under the circumstances, but in no event less than ten (10) business days written notice.  LLC and Regal will negotiate with each other in good faith on the terms of any Upgrade Requests, including cost sharing terms, if any.  If LLC and Regal are not able to come to agreement about an Upgrade Request, LLC may elect to pay for the replacements, upgrades or modifications contained in the Upgrade Request including all reasonable incidental and incremental costs to Regal, and Regal shall be obligated to permit LLC to perform all necessary work to fulfill the Upgrade Request, provided (i) there is no additional unreimbursed cost to it to accept such replacement, upgrade or modification and (ii) that such replacement, upgrade or modification does not unreasonably interfere with Regal’s theatre operations and does not include any replacement, upgrade or modification of Regal software without Regal’s express prior written consent.  LLC agrees that, to the extent practicable, it will develop a system that seeks to minimize the need to enter the Theatres in order to update the Software.

Section 3.06         Network Integration.  The Parties shall use commercially reasonable efforts to ensure that the Digital Content Network will be integrated with any network for delivery of Digital Cinema Services such that the Services can be delivered over such network.

Section 3.07         Training.  To the extent necessary, LLC and Regal, respectively, will provide training services to Regal’s support staff and customer service and other employees and agents on terms as mutually agreed by the Parties in their reasonable discretion.  LLC agrees that it will pay for these training services and they will be adequate to permit Regal to train its own employees and agents as required to perform under this Agreement.  Regal agrees to provide training services according to any reasonable standards as may be promulgated by LLC in consultation with Regal.  LLC agrees to provide training services, at its cost, to Regal’s support staff and other employees with respect to any Equipment or Software upgrades or modifications prior to implementation.

Section 3.08         Equipment Maintenance Standard.

(a)           Standard; Replacement.  During the Term, the Parties shall each use their commercially reasonable efforts (i) to ensure there is no unauthorized access, loss or damage to or theft of Equipment hereunder, and (ii) to prevent piracy or other theft of Inventory exhibited through the use of such Equipment or otherwise in its possession or control.  Regal further agrees to keep all Regal Equipment, including without limitation Lobby Screens, clean, and to promptly notify LLC if any Regal Equipment is not functioning properly.  Regal shall promptly arrange to repair or replace any Equipment in its possession (provided the damage interferes with the delivery of the Service) that is lost, stolen, damaged or otherwise fails to function or becomes inoperable, other than because of LLC’s failure to properly maintain the Equipment as set forth in Section 3.08(b).

(b)           Performance of Repair and Replacement.  Subject to the terms of this Section 3.08(b) and of Section 3.08(c) below regarding cost, the repair and replacement of Equipment shall be performed by LLC until such time as Regal elects to assume this responsibility by giving written notice to LLC.  If Regal assumes this responsibility to perform replacement or repair but fails to maintain the Regal Equipment at a performance level substantially similar to the LLC Equipment, then LLC shall promptly provide Regal written notice of such failure and if such failure is not cured within 30 days, LLC shall be entitled to repair, or if repair is not reasonably possible, replace such LLC Equipment not so maintained and deduct the cost of such replacement from Regal’s Theatre Access Fees.

(c)           Repair Costs.  So long as LLC is performing repair and replacement of Equipment, LLC shall pay the costs of repair (but not replacement, which is the responsibility of Regal).  Notwithstanding anything to the contrary in this Section 3.08, LLC shall not be required or requested to make any expenditures that (i) would constitute a capital expenditure for LLC under GAAP or (ii) would have otherwise been payable by Regal’s insurance provider; provided, however, LLC shall be responsible for all costs to repair or replace Equipment to the extent damaged as a result of the negligence or misconduct of LLC and/or its subcontractors.

(d)           Condition.  Subject to the foregoing, for purposes of ongoing maintenance, LLC shall keep and maintain Equipment installed in the Theatres in good condition and repair at its sole expense (with the exception of projector bulb replacement and equipment replacement, the cost of which shall be borne by Regal), and in a manner consistent with the Service Level Agreement set forth in the Specification Documentation and as may be reasonably amended by mutual agreement of LLC and Regal from time to time.  The Parties agree to consult with each other on a regular basis during the Term in an attempt to reduce maintenance costs arising from redundancies in the Parties’ respective service fleets.  Upon advance notice to Regal, Regal shall provide LLC and/or its subcontractors reasonable access to the Equipment and such other support services as LLC and/or its subcontractors reasonably require to provide maintenance and repair services as required hereunder.

ARTICLE 4

DELIVERY OF THE SERVICE

Section 4.01         Content and Distribution of the Digital Content Service and Traditional Content Program.

(a)           Distribution; Quality.  On the Effective Date, LLC will commence distribution of the Digital Carousel, the Digital Content Service and the Traditional Content Program to the Digitized Theatres and Non-Digitized Theatres, all as set forth above in Article 2.  With respect to Digitized Theatres, content shall be distributed through the Digital Content Network, via either LLC’s satellite network or by LLC’s or exhibitor’s landline network.  Each of the Pre-Feature Program and the Video Display Program shall consist of Inventory comprising a single play list (“Play List”).  The Play List will be refreshed during the Term when and as determined by LLC but not less frequently than 12 times per year (each a “Flight”).  The Digital Carousel, the Digital Content Service (including the Pre-Feature Programming Schedule) and the Traditional Content Program will be substantially similar in nature, quality, and scope to the corresponding advertising, promotional and other content, as received by the Theatres immediately prior to the Effective Date, and will in addition be delivered pursuant to the service levels included in the Specification Documentation, as applicable.  In addition, LLC agrees that the quality of the advertising, promotions and entertainment programming content delivered to each of the Founding Members will be consistent throughout the Term.

(b)           Pre-Feature Program.  As of the Effective Date, the Pre-Feature Program shall consist of four (4) or more elements, including:  (i) commercial advertising; (ii) promotions for the Regal brand (including the Brand and Branded Slots), Concessions sold and services used by Regal and other products and services in accordance with Section 4.05; (iii) interstitial content; and (iv) other entertainment programming content which, while promotional of businesses or products, shall be primarily entertaining, educational or informational in nature, rather than commercially inspired.

(c)           Video Display Program.  The elements of the Video Display Program shall be, generally, the same as those for the Pre-Feature Program, and will include the Brand and the Branded Slots.  LLC specifically agrees that the Video Display Program will contain only material that has received, or had it been rated would have received, an MPAA “G” or “PG” rating.  In addition, LLC shall not restrict the sale of Inventory from the Video Display Program for promotions of feature films.  Lobby Screens displaying the Video Display Program shall be located in areas of Theatres of LLC’s choosing (subject to Regal’s reasonable operational constraints and provided relocation of existing Lobby Screens is not required).  Regal is obligated to provide at least one Lobby Screen per Digitized Theatre with ten or fewer screens, two Lobby Screens per Digitized Theatre with eleven to twenty screens and three Lobby Screens per Digitized Theatre with more than twenty screens; provided, however, that Regal shall have no obligation to increase the number of Lobby Screens in any Theatre that has at least one Lobby Screen that is capable of receiving the Video Display Program as of the Effective Date.  When a Theatre has more than the minimum number of Lobby Screens required, Regal may, at its discretion, elect to display on such excess Lobby Screens (i) the Video Display Program or (ii) internal programming (including Theatre Advertising) that does not include third-party advertising and/or third-party mentions for products and services (other than Theatre Advertising); provided, however, Regal shall provide at least 30 days advance notice prior to an initial election of either (i) or (ii) in any such Theatre, and at least 60 days advance notice prior to any subsequent change in election.

Section 4.02         Delivery of Lobby Promotions, Digital Programming Services and Meeting Services.

(a)           Lobby Promotions.  On the Effective Date, LLC will make available to the Theatres the Lobby Promotions, and Regal will accept such Lobby Promotions on the terms and conditions set forth herein.

(i)            Lobby Promotions shall satisfy the guidelines and specifications set forth herein and as may be provided by Regal to LLC pursuant to Section 4.02(a)(ii).  The Inventory of Lobby Promotions for each Theatre that Regal covenants to display pursuant to this Agreement is set forth in Exhibit A-1.  LLC may provide additional Lobby Promotions (“Additional Lobby Promotions”), subject to approval by Regal.  LLC will take all other actions necessary and prudent to ensure the delivery of Lobby Promotions as required under the terms hereof.  LLC will inform Regal of the length of time that Lobby Promotions and Additional Lobby Promotions are to be displayed.
(ii)           LLC covenants and agrees that Lobby Promotions provided pursuant to this Agreement will conform to all standards and specifications of which Regal provides LLC reasonable notice during the Term, including without limitation standards and specifications with respect to manufacturers and suppliers, sizing (e.g., cup and popcorn tub sizing), timing of delivery of concession supplies to Theatres, reimbursement of incremental costs (e.g., cups, floor mats, plates) and the like.  LLC further covenants that the Lobby Promotions will not diminish or tarnish the reputation of Regal or unreasonably disrupt Theatre operations, including, without limitation, traffic flow or noise level, each as determined in Regal’s reasonable discretion, and that Lobby Promotions will comply with the content standards set forth in Section 4.03.  LLC specifically agrees (i) that Lobby Promotions will contain only material that has received, or had it been rated would have received, an MPAA “G” or “PG” rating, (ii) that the only type of sampling that will be permitted is exit sampling, (iii) to refrain from distributing chewing gum as part of any Lobby Promotion, other than attended sampling as patrons are exiting the Theatre, (iv) not to permit a Lobby Promotion that would distribute or sample any item that is the same as or substantially similar to any item sold at the Theatre’s concession stand and (v) not to permit a Lobby Promotion involving fund raising on Theatre property.
(iii)          LLC will be responsible for all costs and expenses associated with sourcing, production, delivery and execution of Lobby Promotions to the Theatres, including incremental costs actually incurred by the Theatres in connection with Lobby Promotions.  In its discretion, Regal may make employees available to assist in Lobby Promotions requiring exit sampling; provided that LLC shall reimburse Regal for the employees’ time used to conduct the exit sampling at their customary wage.

(b)           Digital Programming Services and Meeting Services.  On the Effective Date, LLC will make available to Digitized Theatres all Digital Programming Services and Meeting Services as set forth in Article 6.

Section 4.03         Content Standards.  The Parties agree that (unless mutually agreed by the Parties with respect to clauses (i), (iii), (iv), (v) or (vi)) all content within the Service (including content for display in Digital Programming or Meeting Services) will not contain content or other material that:  (i) has received, or had it been rated would have received, an MPAA “X” or “NC-17” rating (or the equivalent), (ii) promotes illegal activity, (iii) promotes the use of tobacco, sexual aids, birth control, firearms, weapons or similar products; (iv) promotes alcohol, except prior to “R”-rated films in the auditorium; (v) constitutes religious advertising (except on a local basis, exhibiting time and location for local church services); (vi) constitutes political advertising or promotes gambling; (vii) promotes theatres, theatre circuits or other entities that are competitive with Regal or LLC; (viii) would violate any of Regal’s Beverage Agreements or the exclusive contractual relationships identified in the Specification Documentation (including renewals and extensions of the foregoing, but excluding any amendments or modifications thereto as such relate to such content standards) and any subsequent exclusive arrangement entered into by LLC with respect to the Theatres; or

(ix) otherwise reflects negatively on Regal or adversely affects Regal’s attendance as determined in Regal’s reasonable discretion.  Regal may, without liability, breach or otherwise, prevent and/or take any other actions with respect to the use or distribution of content that violates the foregoing standards; provided, that with respect to Section 4.03(ix), Regal may opt out of such content in the Services only with respect to Theatres in the geographic locations identified, which may include all of Regal’s Theatres.  If the Digital Content Service contains any content that violates the foregoing standards, LLC must remove such content as soon as reasonably practical, but no later than within 24 hours of Regal notifying LLC of such violation.  If LLC fails to remove such content within such 24-hour period, Regal may discontinue the Digital Content Service in such auditoriums where such content is shown until the violating content is removed and shall have no liability for such discontinuation.  If any other elements of the Service contain any content that violates the foregoing standards, LLC shall at Regal’s request, or Regal acting on its own behalf may, upon giving written notice to LLC, remove such content immediately.  If any Founding Member opts out of any Lobby Promotion or other advertising pursuant to Section 4.03(viii) or (ix) of this Agreement, the AMC Exhibitor Agreement or the Cinemark Exhibitor Agreement (as applicable) or out of any Video Display Program because of lack of equipment to display such content, or if any Founding Member does not agree to exhibit any content of the Advertising Services subject to Section 4.03(i), (iii), (iv), (v) or (vi), then LLC shall apply any revenue it is entitled to receive from such Advertising Services (“4.03 Revenue”) to adjust payments of the Theatre Access Fee as set forth in Schedule 1.

Section 4.04         Development of the Service.  All operational costs associated with LLC’s procurement, preparation and delivery of the Service (including Inventory and other promotional materials as provided herein) to the Theatres shall be borne exclusively by LLC.  Except as provided herein, all in-Theatre operational costs associated with Regal’s receipt and exhibition of the Service within the Theatres shall be borne exclusively by Regal; provided that, upon prior written notice to and consultation with LLC, LLC shall reimburse Regal for its reasonable incremental out-of-pocket third party costs incurred in connection with receipt and exhibition of the Service within the Theatres.  Any excess on-screen Inventory which may be made available to Regal in LLC’s discretion pursuant to Section 5.04 or otherwise, and any other on-screen Inventory provided by Regal pursuant to Section 4.05, will be subject to both Parties’ review and approval, which will not be unreasonably withheld.  LLC will provide at its own expense all creative and post-production services necessary to ingest, encode and otherwise prepare for distribution all other on-screen Inventory as part of the Digital Content Service.  All on-screen Inventory provided by Regal for inclusion in the Digital Content Service must (i) be submitted to LLC for review for compliance with (ii) and (iii) below as LLC may reasonably request, but in any event at least twenty (20) business days before scheduled exhibition (unless otherwise previously approved by LLC), (ii) satisfy the content restrictions enumerated in Section 4.03(i) through (vii) hereof, and (iii) be fully produced in accordance with LLC’s technical specifications as promulgated by LLC from time to time (all as provided in written or electronic form to Regal in a reasonable time period prior to implementation, including any amendments thereto; and which are equally applied to all exhibitors), ready for exhibition, as well as in accordance with applicable LLC commercial standards and operating policies, and all applicable federal, state and local laws and regulations.  LLC must reject or approve all Inventory provided by Regal within five (5) business days.  Any such Inventory provided by Regal and not rejected within such time frame shall be deemed approved and incorporated into the Service.  Any

Inventory provided by Regal for review and approval by LLC need not, once approved by LLC, be resubmitted by Regal for approval in connection with any future use.

Section 4.05         Brand; Policy Trailer; Branded Slots.

(a)           Branded Content.  LLC agrees to create, in conjunction with and subject to Regal’s prior approval, a Regal brand identity (the “Brand”) that will surround, or “house,” the Digital Content Service and include interstitial messaging (“bridges and bumps”), throughout the Play List and in the Policy Trailer, to reinforce the Brand.  The interstitial messaging shall include a Pre-Feature Program introduction and close containing content branded with the Regal Marks.  The close shall also include content branded with the marks of Regal’s beverage concessionaire.  The Brand shall not contain the display of any trademark, service mark, logo or other branding of a film, film studio(s), distributor(s), or production company(ies).  In addition to the interstitial messaging, the Digital Content Service will feature (i) up to two (2) minutes for the promotion of Regal’s internal business (the “Branded Slots”) in each Play List, (ii) the Policy Trailer, to be created by LLC at the direction of Regal as part of the Creative Services, (iii)  the Event Trailer, and (iv) any other content as may be agreed between Regal and LLC.  The Parties hereby acknowledge that Regal has the right to exhibit the PSA Trailer after Showtime.

(b)           Policy Trailer.  The policy trailer will be (i) up to 60 seconds, (ii) exhibited in the Theatres after Showtime, and (iii) used to feature content relating to Theatre policy and operations, and may include (w) a policy service announcement that promotes appropriate theatre behavior, (x) promotions of Regal Concessions, (y) the display of any trademark, service mark, logo or other branding of a film studio(s), distributor(s), or production company(ies) and (z) upon prior written approval of Regal, other promotional materials of third-party products for which LLC sells advertising and is paid a fee (the “Policy Trailer”).

(c)           Branded Slot.  Each Branded Slot may only exhibit Theatre Advertising.  LLC is required to include no less than forty-five (45) seconds of Branded Slots within the final fifteen (15) minutes of the Play List, fifteen (15) seconds of which shall be included within the final eleven (11) minutes of the Play List; provided, that LLC may begin these Branded Slots up to one minute earlier when LLC expands the amount of advertising units that follow these Branded Slots through the sale of additional advertising to third parties. LLC shall not exhibit any advertising relating to LLC after Regal’s Branded Slot placement referred to in this Section 4.05(c).

(d)           Restrictions.  Other than as permitted in Sections 4.05(a), (b), (c) or Section 4.07, the Brand, the Policy Trailer or the Branded Slot will not include third-party advertising and/or third-party mentions for products and services, without LLC’s prior written approval.

(e)           Creative Services.  The Brand messaging, Policy Trailer and Branded Slots may be created and edited by LLC as part of the Creative Services, in consultation with Regal, subject to final, mutual agreement of the Parties.  LLC will provide Regal with up to 1,000 hours of Creative Services annually at no cost.  Time spent on Creative Services and costs after the initial 1,000 hours shall be determined as described in Exhibit B.  Regal may use other vendors for creative services at Regal’s cost and subject to LLC’s production standards.

(f)            Traditional Content Program.  The Traditional Content Program in Non-Digitized Theatres will contain, at a minimum, promotions for Regal’s beverage and other Concessions.

Section 4.06         Beverage and Legacy Agreements.

(a)           Beverage Agreements.  LLC shall, through the expiration or other termination of Regal’s Beverage Agreement in effect on the date hereof, display or exhibit, as applicable, as part of the Advertising Services, advertising Inventory meeting any and all specifications and requirements prescribed by the Beverage Agreement, including format, length (not to be longer than ninety (90) seconds), and placement within the Play List, as set forth in the Specification Documentation, with compliance by LLC to be within a reasonable time after such specifications are communicated from time-to-time by Regal to LLC in a written notice.  In consideration for the advertising pursuant to the Beverage Agreement, Regal agrees to pay LLC at the advertising rates set forth on Exhibit B (the “Beverage Agreement Advertising Rate”).  The Beverage Agreement Advertising Rate shall be paid on or before the last day of LLC’s fiscal month following LLC’s fiscal month in which the Advertising Services related to the Beverage Agreement were provided.  Beginning after Regal’s Beverage Agreement in effect on the date hereof expires or otherwise terminates through the end of the Term, Regal shall have the right to have included in the Advertising Services advertising Inventory for its beverage concessionaires at the then current Beverage Agreement Advertising Rate; provided that Regal (i) keeps LLC apprised of the status of negotiations with the beverage vendor (including likelihood of reaching agreement, advertising length and placement required), from the time such negotiations begin until an agreement is signed, and (ii) provides LLC notice (including advertising length and placement required) within two (2) business days after the date that Regal and its beverage concessionaire agree on terms for a new Beverage Agreement.  Regal shall be permitted to prescribe the length and placement within the Play List of on-screen Inventory based on the requirements of the Beverage Agreements which may then be in effect between Regal and such then-applicable beverage concessionaires; provided that such Inventory shall not exceed ninety (90) seconds in length for all such Beverage Agreements.  Regal-redacted and/or Regal-selected (by disclosure or summary) contents of the Beverage Agreement shall only be disclosed as, and to the extent, required pursuant to this Agreement, provided such disclosure would not violate the terms of such Beverage Agreement.

(b)           Regal Legacy Agreements.

(i)            The Specification Documentation sets forth a list of the Regal Legacy Agreements, including the identity of each advertiser.  On the Effective Date, Regal shall assign all rights and obligations arising from or out of each Regal Legacy Agreement to LLC.
(ii)           This Agreement shall not constitute an assignment or transfer, or an attempted assignment or transfer, of any Regal Legacy Agreement, if and to the extent such agreement is a “Non-Assignable Legacy Agreement,” meaning that the assignment or transfer of such Regal Legacy Agreement would constitute a breach of the terms of such Regal Legacy Agreement.  Regal and LLC shall use commercially reasonable efforts to obtain a waiver to assignment of any Non-Assignable Legacy Agreement and in the meantime Regal shall pay to LLC all proceeds from any Legacy Agreement.  To the extent that any waiver referred to in this

Section 4.06(b) is not obtained by Regal, Regal shall also use commercially reasonable efforts to, at the request of LLC, enforce for the account of LLC any right of Regal arising from any Non-Assignable Legacy Agreement.  LLC shall perform the obligations of Regal under or in connection with any Non-Assignable Legacy Agreement, except to the extent that LLC is not provided the benefits thereof in any material respect pursuant to this Section 4.06(b).

Section 4.07         Other Regal Advertising Agreements.

(a)           Theatre Advertising.  In addition to advertising Inventory referenced above in Sections 4.05 and 4.06, Regal may purchase, on an arm’s length basis and subject to availability, as part of the Advertising Services, advertising Inventory for Theatre Advertising. Regal shall pay for Services pursuant to this Section 4.07(a) on or before the last day of LLC’s fiscal month following LLC’s fiscal month in which the Services were provided.

(b)           Non-Theatre Advertising.  Regal may enter into a cross-marketing arrangement designed to promote the Theatres and the movie-going experience with a local, regional or nationally-known vendor of products or services that are not of the type described in Theatre Advertising for the purpose of generating increased attendance at the Theatres or increased revenue for Regal (other than revenue from any Service) (the “Strategic Relationship”) with advertising of such products or services being presented in the Theatres (either in the Video Display Program or in Lobby Promotions) (“Strategic Programs”), subject to the terms set forth in this Section 4.07(b).  Strategic Programs may not be made on an exclusive basis.  Regal covenants that it shall not re-sell any Advertising Services, including those received in connection with Strategic Programs.  Strategic Programs shall be subject to the following limitations:

(i)            Regal may conduct at no cost with respect to any Strategic Programs no more than (A) two (2) local or regional promotions per Flight per Theatre and (B) four (4) national promotions per year; provided, however, that no more than one national promotion may run at any time (the “Client Limitation”).  By means of illustration, the Client Limitation for national promotions are not limited to a Flight, accordingly, one national promotion may run for twelve months, two national promotions may run for six months each provided that they do not run at the same time, four national promotions may run for three months each provided that they do not run at the same time, or another combination of national promotions may be used if there are no more than four promotions within a twelve-month period.  For purposes of this Section 4.07(b), each continuously running promotion is counted as one promotion, regardless of whether such promotion is displayed using only one element (e.g., Lobby Screens) or displayed in an integrated basis using multiple elements (e.g., Lobby Screens and Lobby Promotions).  Additionally, for purposes of this Section 4.07(b), a local or regional promotion is a promotion that is exhibited in Theatres located within one or two contiguous Designated Marketing Areas (as defined by the term DMA®, a registered trademark of Nielsen Marketing Research, Inc.), and a national promotion is a promotion that is exhibited in Theatres located within two (other than two contiguous) or more Designated Marketing Areas.
(ii)           With respect to Strategic Programs in the Video Display Program (“Strategic LEN Promotions”), Regal may utilize at no cost up to one minute of time for its Strategic Programs per every thirty (30) minutes of the Video Display Program advertising.

Regal may purchase an additional one minute for every thirty (30) minutes of the Video Display Program advertising for use in Strategic Programs at the applicable rate card rate for third-party advertising established by LLC for such Video Display Program advertising inventory.  Any purchase of time for Strategic LEN Promotions in excess of the two minutes described above or any utilization of Strategic LEN Promotions in excess of the Client Limitation may be obtained at rate card rates and subject to availability, only with prior written consent of LLC, acting in its sole discretion.  Strategic LEN Promotions may not be displayed on any Lobby Screens that, pursuant to Section 4.01(c), are displaying internal programming of Regal and may not be made to promote any film, film studio(s), distributor(s) or production company(ies).
(iii)          With respect to Strategic Programs through Lobby Promotions (“Strategic Lobby Promotions”), Regal may utilize only such type and number of Inventory that is available to LLC in the applicable Theatre(s) on a pre-approved basis; provided, however, vehicle/motorcycle displays and floor mats will not be available for use in Strategic Lobby Promotions.  Regal may purchase an additional amount of Inventory in excess of the Strategic Lobby Promotions described above or in excess of the Client Limitation at rate card rates and subject to availability, only with prior written consent of LLC, acting in its sole discretion.

Section 4.08         Regal Run-Out Obligations.

(a)           Encumbered Theatres.  Regal agrees to provide LLC written notice as much in advance as is reasonably practicable under the circumstances of, and to furnish LLC true and correct copies (reasonably redacted by Regal and subject to confidentiality) of all documentation evidencing, all valid, pre-existing contractual obligations (the “Run-Out Obligations”) relating to any of the advertising, promotional and event activities and services in any Acquisition Theatres (collectively, the “Encumbered Theatres”); provided such disclosure does not violate the terms of any such agreements.

(i)            Agreements with advertisers that purchase advertising are Legacy Agreements and do not create Run-Out Obligations.  Regal shall, effective upon acquisition of the Acquisition Theatre, terminate any agreements between Regal and an Affiliate relating to advertising, promotional and event activities and services in any Acquisition Theatre, so that any such agreements do not create Run-Out Obligations.
(ii)           Regal and/or its Affiliates (as applicable) shall be permitted to abide by the terms of the Run-Out Obligations; however, Regal agrees, subject to legal constraints (if any), to use commercially reasonable efforts to obtain the termination of such Run-Out Obligations, including without limitation neither extending nor renewing such Run-Out Obligations (provided that Regal shall have no obligation to make any payment in connection with obtaining the termination of such Run-Out Obligations).  Regal further agrees not to enter into any new agreement with any third party with respect to any Encumbered Theatre, or amend or modify any Run-Out Obligation, to the extent such agreement, amendment or modification would be inconsistent with the rights of LLC under Section 2.04 or have the effect of any extension.  Prior to the expiration of the Run-Out Obligations, each Encumbered Theatre may, upon the mutual agreement of LLC and Regal, become a Theatre with respect to some or all Services, provided such election does not create a default under any Run-Out Obligation.  In any event, except in accordance with Section 4.13 (Excluded Theatres; IMAX Screens) or as may be

mutually agreed by the Parties in writing, each Encumbered Theatre shall automatically become a Theatre, for all purposes hereof, no later than the expiration of the Run-Out Obligations with respect to such Encumbered Theatre.

(b)           Exclusive Run-Out Obligations.  With respect to each Service for which the third party to the Run-Out Obligations has exclusive rights as a service provider, if Regal has provided LLC with written notice of Regal’s intent to receive additional equity in LLC with respect to the Encumbered Theatres pursuant to the Unit Adjustment Agreement, Regal shall, until such Run-Out Obligations have terminated, make a quarterly Exclusivity Run-Out Payment (as defined in Schedule 1) to LLC.  Any such payments shall be made on or before the last day of LLC’s fiscal month following the fiscal quarter in which Regal receives the Services from the third party to the Run-Out Obligations.

(c)           Non-Exclusive Run-Out Obligations.  With respect to each Service for which the third party to the Run-Out Obligations has non-exclusive rights as a service provider, if Regal has provided LLC with written notice of Regal’s intent to receive additional equity in LLC with respect to the Encumbered Theatres pursuant to the Unit Adjustment Agreement, Regal shall, until such Run-Out Obligations have terminated, pay LLC [***].  Any such payments shall be made on or before the last day of LLC’s fiscal month following the fiscal quarter in which Regal receives third party payment for the Services.

(d)           Beverage Agreement Advertising Rate and Encumbered Theatres.  If Regal has provided LLC with written notice of Regal’s intent to receive additional equity in LLC with respect to the Encumbered Theatres prior to termination of the Run-Out Obligations pursuant to the Unit Adjustment Agreement, the attendance at Encumbered Theatres shall be included in the calculation of the Beverage Agreement Advertising Rate.

Section 4.09         License.  LLC hereby grants to Regal and its Affiliates a limited, non-exclusive, non-transferable, non-sublicenseable license in the Theatres only (i) to receive, store, display and exhibit the Digital Content Service, the Traditional Content Program and the Digital Carousel, as applicable, on the LLC Equipment and the Regal Equipment solely in connection with its performance of and subject to all of the terms and conditions of this Agreement, and (ii) subject to LLC’s prior written consent, to prepare and distribute promotional materials based, in whole or in part, on the Service solely to the extent necessary to promote the Service as permitted in Section 6.03 below.  Regal may not alter intentionally the Digital Content Service, the Traditional Content Program or the Digital Carousel or otherwise intentionally exhibit the Digital Content Service, the Traditional Content Program or the Digital Carousel in a manner resulting in a change to the Digital Content Service, Traditional Content Program or Digital Carousel or any related on-screen Inventory, nor may Regal use or make the Digital Content Service, Traditional Content Program or Digital Carousel available for any purpose, at any location, or in any manner not specifically authorized by this Agreement, including without limitation recording, copying or duplicating the Digital Content Service, Traditional Content Service or Digital Carousel or any portion thereof.  Regal shall at all times receive and exhibit the Digital Content Service or Traditional Content Program and Digital Carousel in accordance with such policies and procedures of LLC that are provided in advance to Regal and consistently applied with respect to other exhibitors from time to time.  Each Party shall be solely responsible for obtaining and providing all rights, licenses, clearances and consents necessary for the use of any Inventory it sources or creates (whether or not it sources or creates such Inventory on behalf of the other Party), or that is prepared or provided by third parties on its behalf, as contemplated herein, except as may otherwise be agreed by the Parties in writing.

Section 4.10         Cooperation and Assistance.  The Parties agree that the effectiveness and quality of the Service as provided by LLC are dependent on the cooperation and operational support of both Parties.

(a)           Regal.  Regal agrees that it (and each of the Theatres) shall at all times during the Term provide LLC, at Regal’s own cost except as otherwise provided in this Agreement, with the following:

(i)            internal resources and permissions as reasonably required to effectuate delivery of the Service, including without limitation projection and sound technicians and other employees to assist with LLC Equipment installation and Digital Content Service, Digital Programming Services and Meeting Services transmission;
(ii)           unless unavailable, 24 (hour) by 7 (day) “real time” access via Regal’s network assets in conformity with Regal’s network use and security policies (provided in advance to LLC and consistently applied with respect to other Regal service providers) to the in-Theatre software and hardware components of the Digital Content Network, consistent with the Service Level Agreements (as set forth in the Specification Documentation), so that LLC can monitor the distribution and playback of the Service and the Parties will reasonably cooperate to ensure that corrections or changes are made as required to deliver the Service;
(iii)          detailed playback information in a form, whether electronic or hard copy, and at such times as either Regal or LLC shall reasonably request;
(iv)          prompt notification of reception, playback or other technical problems associated with receipt of the Service;
(v)           the results of quality audits performed by Regal periodically during the Term upon LLC’s request and at its direction to confirm playback compliance;
(vi)          adequate opportunities to train Regal personnel, as provided in Section 3.06;
(vii)         attendance data film-by-film, rating-by-rating and Theatre-by-Theatre for all Theatres, in an electronic form and in a format agreed by the Parties, at such times as are consistent with Regal’s internal reporting systems but in any event at least weekly;
(viii)        on a monthly, quarterly and annual basis as requested by LLC from time to time, a list of all Theatres, including (i) identification of which Theatres are Digitized Theatres, (ii) the number of total screens and digital screens at each Theatre and for all Theatres at which Advertising Services are provided, (iii) identification of any Theatres that are not equipped with at least one Lobby Screen to display the Video Display Program, (iv) attendance for screens on which Advertising Services are provided (by Theatre and in total), including separate identification of attendance for screens on which Advertising Services under the

Beverage Agreement is provided (if different); (v) upon LLC’s request, identification of Theatres in which Advertising Services are not provided, and the attendance and number of screens at such theatres; (vi) estimated Theatre opening and closing dates; and (vii) such other information described in the Specification Documentation, as such may be amended from time to time by mutual agreement of the Parties;
(ix)           Regal’s budgeted attendance by theatre (and by month if Regal budgets on a monthly basis) for the next full fiscal year once approved by Regal’s board, and; and
(x)            such other information regarding the Services as LLC may reasonably request from time to time, as Regal agrees to provide in its sole discretion;

(b)           LLC.  LLC agrees that it shall at all times during the Term provide Regal, at LLC’s own cost except as otherwise provided in this Agreement, with the following:

(i)            on a weekly basis, a report of compliance by each Digitized Theatre with on-screen advertising requirements and reasons for any noncompliance, including a report of compliance relating to the Beverage Agreement (the “Beverage Compliance Report”);
(ii)           on a weekly basis, a representative Play List of national advertising, which LLC shall make available no later than two business days prior to the day on which the Play List be implemented;
(iii)          on a monthly basis, a report regarding local advertising.

(c)           Confidentiality.  For the avoidance of doubt, information made available subject to this Section 4.10 shall be subject to the provisions of Section 14.01 (Confidential Treatment); provided however, that LLC agrees that Regal shall be permitted to provide the Beverage Compliance Report to its beverage concessionaire.  Regal agrees to be included in any compliance reporting LLC provides to its advertisers and other content providers for proof of performance.

Section 4.11         Trailers. Trailers that are exhibited in the Theatres shall not include the exhibition or display of any trademark, service mark, logo or other branding of a party other than the film studio(s), distributor(s), production company(ies); provided, however, Trailers may include incidental images of products or services which appear in the motion picture (e.g., product placements).

Section 4.12         Customer Access to Pre-Feature Program.  Regal shall use commercially reasonable efforts to provide audiences access to the Theatre auditorium for the Pre-Feature Program or Traditional Content Program not less than 20 minutes prior to Showtime.

Section 4.13         Excluded Theatres; IMAX Screens.

(a)           Excluded Theatres.  Regal shall have the right to designate art house and draft house theatres that for purposes of this Agreement shall be “Excluded Theatres”; provided, however, that the aggregate annual attendance at all such Excluded Theatres on the date of designation shall not exceed four (4) percent of the aggregate annual attendance at the Theatres.  The list of Excluded Theatres identified as of the Effective Date is set forth in the Specification Documentation.  Regal shall provide written or electronic notice to LLC, in the form specified by LLC, each time there is a change in its list of Excluded Theatres.  Excluded Theatres shall not be deemed Theatres for purposes of this Agreement; provided, however, that upon mutual agreement of the Parties one or more Excluded Theatres may participate in Digital Programming Services and Meeting Services pursuant to Article 6.  Excluded Theatres will not receive Advertising Services; provided, however, that upon mutual agreement of the Parties one or more Excluded Theatres may participate in Event Sponsorships with respect to a particular event included in the Digital Programming Services.  Excluded Theatres will not be considered for purposes of the calculation of Theatre Access Fees (although Regal will be entitled to the revenue share allocable for Digital Programming and Meeting Services events in Excluded Theatres, as set forth in Exhibit B).  Notwithstanding the foregoing, Excluded Theatres will be subject to the exclusivity obligations of Regal, as set forth in Section 2.04 to the same extent as a Theatre hereunder.  With respect to any Theatre subsequently designated as an Excluded Theatre, the parties will negotiate in good faith terms for the discontinuation of delivery of the Service to such Excluded Theatre.

(b)           IMAX Screens.  All Theatre screens dedicated to the exhibition of films using “IMAX” technology shall be deemed “IMAX Screens.” IMAX Screens will not receive, and Regal will have no duty to exhibit on any IMAX Screen, the Digital Carousel, the Pre-Feature Program or the Traditional Content Program; provided however, that Regal may elect to exhibit the Digital Carousel, the Pre-Feature Program or the Traditional Content Program on its IMAX Screens in its sole discretion.  Notwithstanding the foregoing, all IMAX Screens will be subject to the exclusivity obligations of Regal, as set forth in Section 2.04 to the same extent as a Theatre hereunder.  Regal will provide LLC prompt written or electronic notice, in the form specified by LLC, of any additions to or deletions from its list of IMAX Screens, which list is provided in the Specification Documentation.

Section 4.14         Grand Openings; Popcorn Tubs; Employee Uniforms.  Notwithstanding anything herein to the contrary, Regal shall not be prohibited from:  (i) promoting the grand opening of a Theatre or an Excluded Theatre, provided such promotional activity (A) may occur only for the fourteen (14) day period immediately preceding the opening of the theatre to the general public through the fourteen (14) day period immediately following the opening of the theatre to the general public, and (B) includes local advertising of such opening in exchange for the advertising of local businesses only, provided any on-screen advertising related thereto shall be subject to availability of on-screen Inventory and limited to one (1) advertisement thirty (30) seconds in length; (ii) placing advertising promoting full-length feature films on special popcorn tubs (such as plastic or oversized containers not regularly sold by Regal) sold in Theatres or Excluded Theatres, provided Regal shall (A) provide LLC one hundred twenty (120) days prior notice of Regal’s desire to conduct such promotion and permit LLC sixty (60) days to sell promotional advertising for such special popcorn bags/tubs, and if LLC cannot sell advertising for such special popcorn tubs within such sixty (60) day period then Regal shall have the right to sell such advertising, (B) be limited to two (2) such promotions in any twelve (12) month period during the Term, (C) not conduct any such promotion over a period exceeding thirty (30) days, and (D) not sell such advertising below the lowest total rate card amount received by LLC for popcorn bags; and (iii) allowing advertising for the supplier of

Regal employee uniforms to appear on such uniforms, provided not more than two (2) individual instances of such advertising may appear on any such uniform at any one time.  Regal will provide LLC reasonable advance written notice of any promotion under this Section 4.14 (collectively, “Special Promotions”) and LLC will have the right to approve each such Special Promotion.  LLC may not unreasonably withhold, condition or delay its approval, provided that LLC shall be permitted to withhold its approval from any such Special Promotion that is inconsistent with any exclusive obligation of LLC then in force, or otherwise interferes with the current or proposed business activities of LLC as reasonably determined by LLC.  Any cash consideration paid by a third party in connection with a Special Promotion relating to any Service shall be paid to LLC.

Section 4.15         Consultation regarding Certain Advertising Agreements.

(a)           Theatre Advertising.  Prior to either Party entering into an exclusive agreement for longer than one Flight with any third party for Theatre Advertising, the contracting Party will give the other Party written notice not less than twenty (20) days in advance of the contract date, and the Parties will consult in good faith to confirm that such exclusive arrangement does not conflict with any exclusive arrangements the other Party has entered into or contemplates entering into; provided however, this notice shall not apply to entry into the Beverage Agreement by Regal.  Notwithstanding the foregoing, if the Parties have satisfied the foregoing provisions of this Section 4.15(a) and identified a conflict of interest regarding an agreement with exclusivity, Regal’s exclusivity interests shall prevail.

(b)           Strategic Relationships.  Regal shall not enter into any Strategic Relationship that conflicts with any existing or proposed exclusive advertising or promotional arrangement between LLC and a third party for which LLC has provided prior written notice, which may be by electronic mail, to Regal’s designated representative(s) of such existing or proposed exclusive arrangement, including the identity of the other party, the length of time, and type of category of such exclusive arrangement, and specifically in connection with a proposed exclusive arrangement the anticipated start date of such arrangement.  Regal may enter into any Strategic Relationship that conflicts with a proposed exclusive arrangement prior to the anticipated start date of such arrangement.  Further, in the event that LLC is unable to enter into a definitive agreement with respect to such proposed exclusive arrangement within sixty (60) days after such notice by LLC to Regal of such proposed exclusive arrangement, which notice may not be provided more than once in any twelve month period, then Regal shall have the right to enter into any such Strategic Relationship.

ARTICLE 5

SUPPORT; MAKE GOODS

Section 5.01         Software Support.  LLC reserves the right to request of Regal and agrees to consult with Regal during the Term on any proposed material changes or updates to the Software.  LLC shall make available to Regal pursuant to the terms of the license in Section 7.01 below all such updates or modifications to the Software.  Unless otherwise agreed to in writing by LLC, Regal shall not permit any third party to perform or provide any maintenance or support services with respect to the LLC Equipment or the Software.

Section 5.02         Cooperation.  Regal agrees to take all actions during the Term that are within its control and reasonably necessary to permit the delivery, exhibition and viewing of the Service in the Theatres on the terms and conditions set forth herein.

Section 5.03         Make Goods.  In the event that any Inventory scheduled for exhibition pursuant to Sections 4.06(a), 4.06(b) or 4.07 is not exhibited as scheduled, LLC shall take such action or provide such remedy as is required pursuant to the applicable Regal advertising agreement, including the exhibition of “make good” Inventory sufficient to achieve the level of Inventory content impressions necessary to satisfy any contractual obligations governing the exhibition of such Inventory.  Regal acknowledges and agrees that such contractual obligations must have been timely disclosed to LLC in writing as a condition to the exercise of the foregoing exclusive right and remedy; such obligations as of the Effective Date have been provided by Regal to LLC in a separate letter.  To the extent such third-party agreement prescribed a “make good” remedy, Regal agrees to make its Theatres (including screens and Lobby Screens, as applicable) available for the exhibition of such “make goods,” and LLC agrees to exhibit such “make goods” consistent with any contractual obligations of Regal concerning the exhibition of such “make goods.” LLC reserves the right to use excess or unsold Inventory as “make goods,” remnant advertising, other revenue generating advertising, public service announcements, and the like.  Notwithstanding the foregoing, LLC shall only be required to make any payment of moneys (including a refund of amounts paid by the applicable advertiser) in the event that the reason that the applicable Inventory was not exhibited or was exhibited in an incorrect position was primarily a result of actions or inactions by LLC (or its designees or assigns) and the applicable advertising agreement does not allow, or LLC otherwise does not provide, a remedy of exhibition of “make good” Inventory.

ARTICLE 6

DIGITAL PROGRAMMING SERVICES AND MEETING SERVICES

Section 6.01         Participation in Digital Programming.  All Digitized Theatres with the necessary equipment to exhibit an event are available for Digital Programming Services either automatically or subject to Regal’s approval, based on criteria specified in Exhibit B.  The Parties agree that Regal will pay LLC a percentage of ticket revenue as set forth on Exhibit B for Digital Programming Services described on Exhibit A, Section B.

Section 6.02         Participation in Meeting Services.  Regal shall make its Theatres available for Meeting Services either automatically or subject to Regal’s approval, based on criteria specified in Exhibit B.  The Parties agree that Regal will be compensated for use of its auditoriums as set forth on Exhibit B for the Meeting Services as described on Exhibit A, Section C.

Section 6.03         Marketing and Promotion of Digital Programming Services and Meeting Services.

(a)           The Parties have agreed to develop and implement a plan to market and promote the Digital Programming Services to current and potential Theatre patrons on an event-by-event basis.  This marketing plan will include at least one digital trailer (the “Event Trailer”)

to promote events or a series of events distributed to the applicable Digitized Theatres and other Digitized Theatres in the designated market area.  If LLC is promoting only one Digital Programming event, the relevant Event Trailer shall not be longer than thirty (30) seconds, and if LLC is promoting more than one Digital Programming event, the aggregate time of the Event Trailers shall not exceed 40 seconds.  The Event Trailer shall be limited to a promotion for an applicable event and if displayed after Showtime shall not include any (i) product placement or mention nor (ii) logo placement, except for company names and logos that are incidental to the sponsoring of such event, without the prior written approval of Regal which approval shall not be unreasonably withheld.  Notwithstanding the foregoing, Regal shall, in its discretion, determine whether and in which Theatres to exhibit an Event Trailer after Showtime.  If Regal chooses not to display the Event Trailer after Showtime in all Theatres in the designated market area where Regal is exhibiting the Digital Programming event, LLC may refuse to distribute the Digital Programming event to any of Regal’s Theatres in such designated market area.

(b)           LLC may request access to Regal’s customer databases, in connection with marketing of Digital Programming Services events, which request may be denied in Regal’s sole and absolute discretion.

(c)           Marketing and promotion materials created for Digital Programming Services and Meeting Services shall be created as mutually agreed from time to time, in accordance with the content standards set forth in Section 4.03.  LLC agrees to include bridges and bumps, prior to and following a Digital Programming Services event, to reinforce branding for the Digital Programming Service.

Section 6.04         Concessions, Sponsorships.  Regal shall retain all revenue from Concession sales associated with Digital Programming Services and Meeting Services.  LLC reserves the right, as part of the Advertising Services, to arrange third party sponsorship of Digital Programming Services and Meeting Services, provided that no such sponsor may be a theatre or theatre circuit which is a competitor of Regal, and provided that such sponsorship is in conformance with the content restrictions enumerated in Section 4.03(i) through (ix) hereof.

Section 6.05         LLC’s First Right.  Regal will submit to LLC for consideration by LLC any event opportunities that are identified by or presented to Regal and that would ordinarily fall within the definition of Digital Programming Services and Meeting Services.  Should LLC elect not to enter into a contract for such events in the Digital Programming Services or Meeting Services within 30 days after such submission by Regal, then Regal may pursue such event opportunities independent of LLC, and Regal shall retain any and all revenues resulting from such event.  LLC agrees to keep Regal informed of the progress in negotiating any contract for such events referred by Regal.

Section 6.06         Digital Programming Content.  When sourcing digital content programming for Digital Programming Services and Meeting Services, LLC agrees to exercise commercially reasonable efforts to source content from a variety of providers.  Such content must have received, or be such that, had it been rated, it would have received, an MPAA rating of “G,” “PG,” “PG-13” or “R” (or the equivalent).

Section 6.07         Use of Digital Content Network.  Regal shall have the right to use the Digital Content Network for the delivery of (a) any Digital Films, Trailers or PSA Trailer, and (b) any event submitted to, and rejected by, LLC pursuant to Section 6.05, and Regal shall pay LLC an Administrative Fee for such use as set forth in Exhibit B.

ARTICLE 7

INTELLECTUAL PROPERTY

Section 7.01         Software License.  Subject to the terms and conditions of this Agreement and the License Agreement, LLC hereby grants to Regal, and Regal hereby accepts, a non-exclusive, non-transferable, non-sublicenseable, limited license to install and execute the object code version of the Software solely for the limited purpose to receive, store, display and exhibit the Digital Content Service, the Traditional Content Program and the Digital Carousel, as applicable, on the LLC Equipment and the Regal Equipment solely in connection with its performance of and subject to all of the terms and conditions of this Agreement and only to the extent such Software is utilized by Regal.

Section 7.02         License of the LLC Marks.

(a)           Subject to the terms and conditions of this Agreement and any guidelines or requirements provided in writing from time-to-time by LLC to Regal, LLC hereby grants at no additional cost to Regal, and Regal hereby accepts, a non-exclusive, non-transferable (except in connection with an assignment of this Agreement in accordance with Section 15.08 hereof), nonsublicenseable, limited license (i) to use the LLC Marks solely in connection with its participation in the Service, as approved by LLC in writing in advance (which shall not be unreasonably or untimely withheld), and (ii) to use the LLC Marks in marketing or advertising materials (“Marketing Materials”) that have been approved (which shall not be unreasonably or untimely withheld) by LLC pursuant to the terms hereof, provided and to the extent LLC shall have authorized Regal to promote the Service.  Regal acknowledges that LLC is and shall remain the sole owner of the LLC Marks, including the goodwill of the business symbolized thereby.  Regal recognizes the value of the goodwill associated with the LLC Marks and acknowledges and agrees that any goodwill arising out of the use of the LLC Marks or any of them by Regal shall inure to the sole benefit of LLC for all purposes hereof.

(b)           Prior to using any Marketing Material or depicting or presenting any LLC Mark in or on any marketing or advertising material or otherwise, Regal shall submit a sample of such Marketing Material or other material to LLC for approval.  LLC shall exercise commercially reasonable efforts to approve (which shall not be unreasonably withheld) or reject any such Marketing Material or other material submitted to it for review within five (5) business days from the date of receipt by LLC.  Regal shall not use, publish, or distribute any Marketing Material or other material unless and until LLC has so approved it in writing.  Upon receipt of such approval from LLC for a particular Marketing Material or other material, Regal shall not be obligated to submit to LLC substantially similar material for approval; provided, however, Regal shall timely furnish samples of all such material to LLC.

(c)           Any and all use or exercise of rights by Regal with respect to the LLC

Marks or any other trademark, tradename, service mark or service name provided by LLC to Regal for use in connection with the Services shall be in accordance with standards of quality and specifications prescribed by LLC from time to time (the “LLC Quality Standards”) and which have been delivered to Regal.  LLC shall have the right to change the LLC Quality Standards from time to time upon written notice to Regal, provided such modified LLC Quality Standards are equally and timely applied to any and all other exhibitors of the Service.

(d)           Regal shall cause the appropriate designation “(TM)” or “(SM)” or the registration symbol “(R)” to be placed adjacent to the LLC Marks in connection with the use thereof and to indicate such additional or alternative information as LLC shall specify from time to time concerning the use by Regal of the LLC Marks as such is, equally and timely communicated and applied to any and all other exhibitors of the Service.

(e)           Regal shall not use any LLC Mark in any manner that may reflect adversely on the image or quality symbolized by the LLC Mark, or that may be detrimental to the image or reputation of LLC.  Notwithstanding anything herein to the contrary, LLC shall have the right, at its sole option, to terminate or suspend the trademark license grant provided herein if it determines that Regal’s use of the LLC Marks or any of them is in violation of its trademark usage guidelines or is otherwise disparaging to its image or reputation, and such use is not conformed to such guidelines and other reasonable requests of LLC within ten (10) days of receipt of written notice thereof.

(f)            Regal agrees not to use (i) any trademark or service mark which is confusingly similar to, or a colorable imitation of, any LLC Mark or any part thereof, (ii) any trademark or service mark in combination with any LLC Mark, except in the case of the Brand as created by LLC under the terms of Section 4.05(b) or (iii) any LLC Mark in connection with or for the benefit of any product or service of any other Person or entity, except in the case of the Brand as created by LLC under the terms of Section 4.05(b).  Regal shall not engage in any conduct which may place LLC or any LLC Mark in a negative light or context, and shall not represent that it owns or has any interest in any LLC Mark other than as expressly granted herein, nor shall it contest or assist others in contesting the title or any rights of LLC (or any other owner) in and to any LLC Mark.

(g)           With respect to all of LLC’s approvals, rights and otherwise under this Section 7.02, LLC shall treat Regal at least as favorably with respect to each instance as it has for any other exhibitor of the Service.

Section 7.03         License of the Regal Marks.

(a)           Subject to the terms and conditions of this Agreement, and any guidelines or requirements provided in writing from time-to-time by Regal to LLC, Regal hereby grants at no cost to LLC, and LLC hereby accepts, a non-exclusive, non-transferable (except in connection with an assignment of this Agreement in accordance with Section 15.08 hereof), nonsublicenseable, limited license (i) to use the Regal Marks solely in connection with its delivery of the Service, as approved (which shall not be unreasonably or untimely withheld) by Regal in writing in advance, and (ii) to use the Regal Marks in Marketing Materials that have been approved (which shall not be unreasonably or untimely withheld) by Regal pursuant to the terms hereof.  LLC acknowledges that Regal is and shall remain the sole owner of the Regal Marks, including the goodwill of the business symbolized thereby.  LLC recognizes the value of the goodwill associated with the Regal Marks and acknowledges and agrees that any goodwill arising out of the use of the Regal Marks by LLC shall inure to the sole benefit of Regal for all purposes hereof.

(b)           Prior to using any Marketing Material or depicting or presenting any Regal Mark in or on any marketing or advertising material or otherwise, LLC shall submit a sample of such Marketing Material or other material to Regal for approval.  Regal shall exercise commercially reasonable efforts to approve (which shall not be unreasonably withheld) or reject any such Marketing Material or other material submitted to it for review within five (5) business days from the date of receipt by Regal LLC shall not use, publish, or distribute any Marketing Material or other material unless and until Regal has so approved it in writing.  Upon receipt of such approval from Regal for a particular Marketing Material or other material, LLC shall not be obligated to submit to Regal substantially similar material for approval; provided, however, LLC shall timely furnish samples of all such material to Regal.

(c)           Any and all use or exercise of rights by LLC with respect to the Regal Marks or any other trademark, tradename, service mark or service name provided by Regal to LLC for use in connection with the Services shall be in accordance with standards of quality and specifications prescribed by Regal from time to time (the “Regal Quality Standards”) and provided to LLC.  Regal shall have the right to change the Regal Quality Standards from time to time upon written notice to LLC.

(d)           LLC shall cause the appropriate designation “(TM)” or “(SM)” or the registration symbol “(R)” to be placed adjacent to the Regal Marks in connection with the use thereof and to indicate such additional or alternative information as Regal shall specify from time to time concerning the use by LLC of the Regal Marks as such is equally and timely communicated and applied to any and all other licensees of the Regal Marks.

(e)           LLC shall not use any Regal Mark in any manner that may reflect adversely on the image or quality symbolized by the Regal Mark, or that may be detrimental to the image or reputation of Regal.  Notwithstanding anything herein to the contrary, Regal shall have the right, at its sole option, to terminate or suspend the trademark license grant provided herein if it determines that LLC’s use of the Regal Marks or any of them is in violation of its trademark usage guidelines or is otherwise disparaging to its image or reputation, and such use is not conformed to such guidelines and other reasonable requests of Regal within ten (10) days of receipt of written notice thereof.

(f)            LLC agrees not to use (i) any trademark or service mark which is confusingly similar to, or a colorable imitation of, any Regal Mark or any part thereof, (ii) any trademark or service mark in combination with any Regal Mark, except for the LLC Marks as permitted under this Agreement or (iii) any Regal Mark in connection with or for the, benefit of any product or service of any other Person or entity, except for the LLC Marks as permitted under this Agreement.  LLC shall not engage in any conduct which may place Regal or any Regal Mark in a negative light or context, and shall not represent that it owns or has any interest in any Regal Mark other than as expressly granted herein, nor shall it contest or assist others in contesting the title or any rights of Regal (or any other owner) in and to any Regal Mark.

Section 7.04         Status of the LLC Marks and Regal Marks.  Without expanding the rights and licenses granted under this Agreement, the Parties acknowledge and agree that (a) the rights and licenses granted under this Agreement to use the LLC Marks and Regal Marks permit the use of the Regal Marks in combination or connection with the LLC Marks, (b) the use of the Regal Marks in combination or connection with the LLC Marks, whether in the Brand, Policy Trailer, Branded Slots, Marketing Materials or otherwise in connection with the participation in or delivery of the Service, will not be deemed to create a composite or combination mark consisting of the Regal Marks and the LLC Marks, but instead will be deemed to create and will be treated by the Parties as creating a simultaneous use of the LLC Marks and Regal Marks as multiple separate and distinct trademarks or service marks, (c) neither Party will claim or assert any rights in a composite mark consisting of elements of the LLC Marks and Regal Marks, and (d) all use of the Regal Marks and the LLC Marks under this Agreement will be subject to the provisions regarding the use and ownership of the Regal Marks and LLC Marks contained in this Agreement.

ARTICLE 8

FEES

Section 8.01         Payment.  Except as otherwise provided in this Agreement (e.g., payment of the Theatre Access Fees pursuant to Section 2.05(b)), all amounts due by one Party to the other under this Agreement shall be paid in full within thirty (30) days after the receipt by the paying Party of an invoice therefor.  Each Party agrees that invoices for amounts payable by the other Party will not be issued until the event triggering such payment obligation has occurred, or the condition triggering such payment obligation has been satisfied, as applicable.

Section 8.02         Audit.  Each Party shall keep and maintain accurate books and records of all matters relating to the performance of its obligations hereunder, including without limitation the sale of advertising, in accordance with generally accepted accounting principles.  During the Term and for a period of one (1) year thereafter, each Party, at its sole expense, shall, upon reasonable advance written notice from the other Party, make such books and records (redacted, as applicable, to provide information relative to the Service and this Agreement) available at its offices for inspection and audit by the other Party, its employees and agents.  Any audit with respect to amounts payable by either Party to the other Party under this Agreement shall be limited to an audit with respect to amounts to be paid in the current calendar year and immediately preceding calendar year only.  Any period that has been audited pursuant to this section shall not be subject to any further audit.  In the event an audit of the books and records of a Party reveals an underpayment to the other Party, the audited Party shall pay to the other Party the amount of such underpayment within 30 days of the completion of the audit.  If such audit determines that the underage in payments paid to a Party were in the aggregate in excess of five percent (5%) of the payments owed, the Party owing the payment shall, in addition to making the payment set forth above, reimburse the Party receiving the payment for all reasonable costs, expenses and fees incurred in connection with such audit.  Any disputes between the Parties relating to the calculation of amounts owed shall be referred to a mutually satisfactory independent public accounting firm that has not been employed by either Party for the two (2)

year period immediately preceding the date of such referral.  The determination of such firm shall be conclusive and binding on each Party, and judgment upon any such determination can be entered in any court having jurisdiction over the matter.  Each Party shall bear one-half of the fees of such firm.  If the Parties cannot select such accounting firm, then the selection of such accounting firm shall be made by the American Arbitration Association located in New York, New York.  In addition to the foregoing audit rights of the Parties, during the Term LLC and its authorized agents shall have the right, upon reasonable advance notice, to inspect any Regal premises or facilities involved in the performance of this Agreement to confirm the performance and satisfaction of Regal’s obligations hereunder.

ARTICLE 9

TERM AND TERMINATION

Section 9.01         Term.

(a)           Duration.  Unless earlier terminated as provided below, the term of this Agreement, except with respect to Digital Programming Services and Meeting Services, shall begin on the Effective Date and shall continue through February 13, 2037 (the “Initial Term”), after which Regal shall have the right to renew this Agreement on the terms as set forth in this Agreement for continuous, successive five-year periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”).  Regal shall give LLC written notice of any intent to exercise its right to renew at least thirty (30) days prior to the expiration of the Initial Term and any Renewal Term.  The Parties shall, for a period of six (6) months commencing eighteen (18) months before the conclusion of the Initial Term and any Renewal Term, negotiate in good faith terms, if any, on which they may agree to extend the Initial Term or any Renewal Term, and, if such agreement is reached, this Agreement shall be amended to incorporate such terms.  Unless this Agreement is extended by Regal, this Agreement may only be extended by subsequent written agreement of the Parties.  Prior to and during such six (6) month period, Regal shall not enter into or conduct any negotiations with any third party with respect to any service that may be competitive with the Service or any feature thereof.

(b)           Digital Programming Services.  The term of this Agreement with respect to Digital Programming Services shall begin on the Effective Date and shall continue through December 31, 2011 (the “Initial Digital Programming Term”).  This Agreement shall automatically renew with respect to Digital Programming Services for continuous, successive five-year periods (each, a “Digital Programming Renewal Term,” and together with the Initial Digital Programming Term, the “Digital Programming Term”) if Digital Programming Services has produced an average Digital Programming EBITDA (as defined in Schedule 1) per Founding Member screen in all Theatres, AMC Theatres and Cinemark Theatres of $[***] for the three year period ending on December 31, 2011 with respect to the Initial Digital Programming Term or has produced an average Digital Programming EBITDA per Founding Member screen of $[***] increased by 5% for each five year period thereafter with respect to any Digital Programming Renewal Term (the “Digital Programming EBITDA Threshold”); provided, however, that the Digital Programming Term shall not exceed the Initial Term.  If Digital Programming Services has failed to satisfy the Digital Programming EBITDA Threshold, then Regal may extend the Initial Digital Programming Term or any Digital Programming Renewal

Term at its sole discretion.  Notwithstanding the preceding sentence, if upon expiration of the Initial Digital Programming Term or any Digital Programming Renewal Term, the average Digital Programming EBITDA (as defined in Schedule 1) per Founding Member screen for Digital Programming Services was negative during the last two years of such Initial Digital Programming Term or any two of the five years of such Digital Programming Renewal Term, then either Regal or LLC shall have the right in its sole discretion to not extend the Initial Digital Programming Term or any Digital Programming Renewal Term.  Upon expiration of the Digital Programming Term, the provisions of this Agreement relating to Digital Programming shall terminate, except such rights and obligations that may survive pursuant to Section 9.04 (including the survival of Section 9.03 if the Digital Programming Term continues until the expiration of this Agreement).

(c)           Meeting Services.  The term of this Agreement with respect to Meeting Services shall begin on the Effective Date and shall continue through December 31, 2011 (the “Initial Meeting Services Term”).  This Agreement shall automatically renew with respect to Meeting Services for continuous, successive five-year periods (each, a “Meeting Services Renewal Term,” and together with the Initial Meeting Services Term, the “Meeting Services Term”) if Meeting Services has produced an average Meeting Services EBITDA (as defined in Schedule 1) per Founding Member screen in all Theatres, AMC Theatres and Cinemark Theatres of $[***] for the three year period ending on December 31, 2011 with respect to the Initial Meeting Services Term or has produced an average Meeting Services EBITDA per Founding Member screen of $[***] increased by 5% for each five year period thereafter with respect to any Meeting Services Renewal Term (the “Meeting Services EBITDA Threshold”); provided, however, that the Meeting Services Term shall not exceed the Initial Term.  If Meeting Services has failed to satisfy the Meeting Services EBITDA Threshold, then Regal may extend the Initial Meeting Service Term or any Meeting Services Renewal Term at its sole discretion.  Notwithstanding the preceding sentence, if upon expiration of the Initial Meeting Services Term or any Meeting Services Renewal Term, the average EBITDA per Founding Member screen for Meeting Services was negative during the last two years of such Initial Meeting Services Term or any two of the five years of such Meeting Services Renewal Term, then either Regal or LLC shall have the right in its sole discretion to not extend the Initial Meeting Services Term or any Meeting Services Renewal Term.  Upon expiration of the Meeting Services Term, the provisions of this Agreement relating to Meeting Services shall terminate, except such rights and obligations that may survive pursuant to Section 9.04 (including the survival of Section 9.03 if the Meeting Services Term continues until the expiration of this Agreement).

Section 9.02         Termination; Defaults.  Either Party may terminate this Agreement, immediately, by giving written notice of termination to the other, and without prejudice to any other rights or remedies the terminating Party may have, if:

(a)           Breach of Material Provision.  The other Party materially breaches this Agreement, other than any provision of Section 15.08, and fails to cure such breach within ninety (90) days after receipt from the terminating Party of written notice of the breach specifying in detail the nature of the breach, provided, that if such material breach cannot be cured within ninety (90) days from the notice, then the ninety-day period shall be extended as long as is reasonably necessary to cure such breach if the Party receiving notice diligently attempts to cure such breach; and provided, further, that if any such breach by Regal is confined to a Theatre or limited number of Theatres, LLC shall have the right in its sole discretion to terminate this Agreement only as to such Theatre or Theatres.

(b)           Breach of Anti-Assignment Provision.  The other Party materially breaches any provision of Section 15.08, and fails to cure such breach within thirty (30) business days after receipt from the terminating Party of written notice of the breach; provided, that if such breach cannot be cured within thirty (30) business days from the notice, then the period of thirty business days shall be extended as long as is reasonably necessary to cure such breach if the Party receiving notice diligently attempts to cure such breach; and provided, further, that if any such breach by Regal is confined to a Theatre or limited number of Theatres, LLC shall have the right in its sole discretion to terminate this Agreement only as to such Theatre or Theatres.

(c)           Injunction, Order or Decree.  Any governmental, regulatory or judicial entity of competent jurisdiction shall have issued a permanent injunction or other final order or decree which is not subject to appeal or in respect of which all time periods for appeal have expired, enjoining or otherwise preventing LLC or, Regal from performing, in any material respect, this Agreement.

(d)           Bankruptcy.  The dissolution, bankruptcy, insolvency or appointment of a receiver or trustee of the other Party that is not dismissed within sixty (60) days, or the other Party convenes a meeting of creditors, has a receiver appointed, ceases for any reason to carry on business or is unable to pay its debts generally.

Section 9.03         Right of First Refusal.

(a)           ROFR Period.  For a period (the “ROFR Period”) beginning 12 months prior to the end of the scheduled expiration of this Agreement pursuant to Section 9.01 and ending 48 months after expiration of this Agreement, Regal shall not enter into any agreement or arrangement with a third party (whether in writing or otherwise) (an “Alternative Agreement”) to receive services that were being provided by LLC to Regal at any time during the one-year period ending on expiration of this Agreement (“Designated Services”) without complying with this Section 9.03.

(b)           ROFR Notice.  Before entering into or committing to enter into an Alternative Agreement, Regal shall present to LLC notice (the “ROFR Notice”) containing a summary of all material terms and conditions of the proposed Alternative Agreement.  The ROFR Notice shall state that Regal intends to enter into the Alternative Agreement and shall certify that there are no other direct or indirect arrangements or understandings with respect to the provision of the Designated Services that have not been disclosed to LLC.

(c)           Information Request.  Regal shall provide LLC such additional and supplemental information as LLC shall reasonably request within 10 days of receiving such request and Regal shall cooperate fully with LLC in its evaluation of the Alternative Agreement.

(d)           ROFR Response.  LLC shall have the right during a period ending 90 days after submission of the Alternative Agreement (or in the event additional information is requested by LLC, within 90 days after the final submission to LLC of such additional information) (the “ROFR Response Period”) to give Regal written notice (the “ROFR Response”) that it either (i) will enter into an agreement with Regal providing Regal with the Designated Services on terms and conditions no less favorable to Regal than those contained in the Alternative Agreement or (ii) does not seek to provide the Designated Services.

(e)           Negotiation regarding Portion of Designated Services.  If any of the Designated Services to be provided by the Alternative Agreement cannot reasonably be provided by LLC, then LLC and Regal shall negotiate in good faith during the ROFR Response Period as to LLC’s ability to provide certain portions of the Designated Services; provided that should (x) Regal and LLC fail to reach agreement on LLC’s provision of the Designated Services in part and (y) LLC fails to agree to provide all of the Designated Services by the end of the ROFR Response Period, then Regal shall be permitted to enter into the Alternative Agreement on terms no less favorable to Regal than those set forth in the ROFR Notice as provided in Section 9.03(b) above.  If Regal fails to enter into such Alternative Agreement within 45 days after the end of the ROFR Response Period, then the procedures set forth in this Section 9.03 shall once again become applicable.

(f)            Alternative Proposals.  During the period commencing on the date that Regal provides LLC the ROFR Notice and continuing until the earlier of (i) the end of the ROFR Response Period and (ii) the date LLC notifies Regal that it does not seek to provide the Designated Services, Regal shall not solicit alternative proposals from any other party for the Designated Services.

(g)           Agreement.  If either (i) LLC delivers a ROFR Response indicating that LLC wants to provide Regal with the Designated Services on the terms and conditions set forth in the ROFR Notice or (ii) the Parties agree that LLC will provide only certain of the Designated Services, the Parties will, within 45 days of such verbal agreement, enter into a written agreement to provide the agreed-on Designated Services on such terms and conditions.  If Regal and LLC fail to enter into such agreement within 45 days after the end of the ROFR Response Period, then Regal shall have 45 days thereafter to enter into the Alternative Agreement on the terms and conditions no less favorable to Regal than those set forth in the ROFR Notice.  If Regal fails to enter into such Alternative Agreement within such 45 day period, then the provisions of this Section 9.03 shall once again become applicable.

(h)           Entry into Alternative Agreement.  If either (i) LLC delivers a ROFR Response indicating that LLC does not want to provide Regal with the Designated Services on the terms and conditions set forth in the ROFR Notice or (ii) the Parties agree that LLC will provide only certain of the Designated Services, Regal shall be permitted, with respect to those Designated Services not provided by LLC, to enter into the Alternative Agreement on the terms and conditions no less favorable to Regal than those set forth in the ROFR Notice.  If Regal fails to enter into such Alternative Agreement within 45 days after the end of the ROFR Response Period, then the provisions of this Section 9.03 shall once again become applicable.

Section 9.04         Survival.  Articles 1, 10, 11, 13, 14 and 15 and Sections 9.04, 9.05 and 9.06 shall survive any expiration or termination of this Agreement, and Section 9.03 shall survive any expiration of this Agreement.

Section 9.05         Effect of Termination.  Upon termination or expiration of this Agreement, each Party may exercise all remedies available to it as a matter of law and upon prior notice to Regal, LLC shall be entitled to enter the Theatres, and any other premises of Regal where any LLC Property may be located (or in the event of partial termination of this Agreement pursuant to Section 9.02(a) or (b) the affected Theatre(s) or premises), at a time mutually agreed to by the Parties in order to recover any and all LLC Property.  In the event LLC fails to recover any LLC Property within the timeframe the Parties agree upon for such recovery, Regal shall have the right to remove and dispose of such LLC Property in its sole discretion, provided that any Software included in the LLC Property shall be recovered and returned to LLC at LLC’s expense.  LLC shall be obligated to restore all premises from which LLC Property is removed pursuant to this section to their previous condition, excluding reasonable wear and tear and any other improvements or material alterations to such premises as may have been approved by the Parties in connection with installation of LLC Equipment or operation of the Service and shall repair any damage to the premises as a result of such removal.  In addition, any and all licenses granted by either Party to the other under this Agreement shall immediately terminate, Regal shall cease using LLC Marks, LLC shall cease using Regal Marks and LLC shall be entitled to immediately discontinue the Service.  Promptly upon termination or expiration of this Agreement, and except as expressly provided in Article 8 of the License Agreement, each Party shall return to the other Party all Confidential Information of the other Party, or, at the other Party’s option, destroy such Confidential Information and promptly provide to the other Party a certificate signed by an officer of the Party attesting to such destruction.  Notwithstanding termination of this Agreement, each Party shall pay to the other, within thirty (30) days after the effective date of such termination, any and all fees (including costs and expenses) and other amounts owed hereunder as of such termination.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.01       Representations and Warranties.  Each Party represents and warrants that:

(a)           Formation.  It (i) is duly formed and organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and incorporation and has the power and authority to carry on its business as carried on, and (ii) has the right to enter into this Agreement and to perform its obligations under this Agreement and has the power and authority to execute and deliver this Agreement.

(b)           Governmental Authorization.  Any registration, declaration, or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required to be obtained by it in connection with the valid execution, delivery, acceptance and performance by it under this Agreement or the consummation by it of any transaction contemplated hereby has been completed, made, or obtained, as the case may be.

(c)           Consents.  It is the exclusive owner of, or otherwise has or will have timely obtained all rights, licenses, clearances and consents necessary to make the grants of rights made or otherwise perform its obligations under this Agreement as required under this Agreement.

(d)           No Conflicts.  The execution and delivery of this Agreement do not, and the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time or both) (i) conflict with or result in a violation or breach of its charter or other organizational documents; (ii) conflict with or result in a violation or breach of any law or order applicable to it, or (iii) (A) conflict with or result in a violation or breach of, (B) constitute a default under, or (C) result in the creation or imposition of any lien upon it or any of its assets and properties under, any material contract or material license to which it or any of its Affiliates is a party or by which any of its or their respective assets and properties are bound.

Section 10.02       Additional Covenants.

(a)           No Challenge.  Each Party covenants that it will not at any time, except to the extent necessary to, assert or defend its rights under this Agreement:  (i) challenge or otherwise do anything inconsistent with the other Party’s right, title or interest in its property, (ii) do or cause to be done or omit to do anything, the doing, causing or omitting of which would contest or in anyway impair or tend to impair the rights of the other Party in its property or the rights of third party licensors or providers in their property, or (iii) assist or cause any Person or entity to do any of the foregoing.

(b)           No Infringement by Regal.  Regal covenants that, except as Regal discloses in writing concurrently with the execution hereof and excluding any intellectual property or other rights licensed pursuant to the License Agreement, none of the information, content, materials, or services it supplies or has supplied on its behalf under this Agreement to its knowledge infringes or misappropriates, or will infringe or misappropriate, any U.S. patent, trademark, copyright or other intellectual property or proprietary right of any third party to the extent used in accordance with the terms and conditions of this Agreement.

(c)           No Infringement by LLC.  LLC covenants that, except as specified in Section 10.02(b) and excluding any intellectual property or other rights licensed pursuant to the License Agreement, (i) to its knowledge, the Services will not violate, infringe or dilute any trademark, tradename, service mark or service name or any other intellectual property of any third party or the right of privacy or publicity of any person and (ii) LLC shall procure any and all consents, licenses or permits necessary relating to the Services provided to Regal and shall pay all license fees and royalties to the appropriate parties that become due and owing as a result of the performance of the Services or any other services as may be provided by LLC to Regal from time to time, other than film rent to the film distributors.

Section 10.03       Disclaimer.  EXCEPT AS EXPRESSLY AND EXPLICITLY SET FORTH IN THIS AGREEMENT, ANY AND ALL INFORMATION, PRODUCTS, AND SERVICES, INCLUDING, WITHOUT LIMITATION, THE REGAL PROPERTY AND LLC PROPERTY, ARE PROVIDED “AS IS” AND “WITH ALL FAULTS,” AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED,

WRITTEN OR ORAL, ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.  NEITHER PARTY MAKES ANY REPRESENTATION THAT THE DIGITAL CONTENT SERVICE OR ITS DISPLAY, OR RECEIPT OF ANY OTHER SERVICES, WILL BE UNINTERRUPTED OR ERROR-FREE.

ARTICLE 11

INDEMNIFICATION

Section 11.01       Indemnification.

(a)           Indemnification by Regal.  Regal shall defend, indemnify, and hold harmless LLC and its officers, directors, members, owners, contractors, employees, representatives, agents, successors, and assigns (collectively, “Representatives”) from and against any and all losses, obligations, risks, costs, claims, liabilities, settlements, damages, liens, judgments, awards, fines, penalties, expenses and other obligations whatsoever (including, without limitation, reasonable attorneys’ fees and disbursements, except as limited by Section 11.02, and any consultants or experts and expenses of investigation) (collectively, “Costs”) suffered or incurred by LLC or its Representatives in connection with, as a result of, based upon, or relating to, (i) any breach by Regal of this Agreement, (ii) any use by Regal of any LLC Property (other than LLC Property licensed by LLC to Regal under the License Agreement) other than as authorized by this Agreement, (iii) any third-party claims directly resulting from acts or omissions of Regal or its designee(s), (iv) any breach of a Legacy Agreement prior to the date on which such Legacy Agreement is assigned to LLC, (v) Regal’s fraud, willful misconduct, or noncompliance with law, (vi) any infringement, violation, misappropriation, or misuse of any third-party intellectual property rights by the Regal Property (excluding the intellectual property or other rights licensed by Regal pursuant to the License Agreement); or (vii) any items disclosed by Regal pursuant to Section 10.02(b).

(b)           Indemnification by LLC.  LLC shall defend, indemnify, and hold harmless Regal and its Representatives from and against any and all Costs suffered or incurred by Regal or its Representatives in connection with, as a result of, based upon, or relating to, (i) any breach by LLC of this Agreement, (ii) any use by LLC of any information, content or other materials supplied by or on behalf of Regal hereunder (including the Brand), but not under the License Agreement, other than as authorized by this Agreement, (iii) any breach of a Legacy Agreement on or after the date on which such Legacy Agreement is assigned to LLC, (iv) any damage caused by LLC, its vendors or subcontractors in installation, inspection or maintenance of any Equipment, (v) any third-party claims directly resulting from acts or omissions of LLC or its designee(s), including subcontractors, (vi) any infringement, violation, misappropriation, or misuse of any third-party intellectual property rights by the LLC Property (excluding the intellectual property or other rights licensed by LLC pursuant to the License Agreement); or (vii) LLC’s fraud, willful misconduct, or noncompliance with law.

(c)           Mutual Indemnification.  Each Party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party and the other Party’s Representatives from and against any and all Costs suffered or incurred by the other Party or the other Party’s Representatives in connection with or as a result of, and from and against any and all third party claims, suits, actions, or proceedings actually or allegedly arising out of, based upon, or relating to any infringement or dilution of any third party trademark, tradename, service mark or service name by any trademark, tradename, service mark or service name provided by the Indemnifying Party.  In the event of any infringement or dilution giving rise to a claim for indemnification under Sections 10.02(b), 10.02(c) or 11.01(a)(iii), or if infringement or dilution potentially giving rise to a claim under this Section is, in the Indemnifying Party’s opinion, likely to occur the Indemnifying Party may, either:  (i) procure for the other Party the right to continue using the trademark, tradename, service mark or service name in question, (ii) replace or modify the trademark, tradename, service mark or service name in question with a non-infringing or non-dilution alternative; or (iii) order the other Party to cease use of, and terminate the grant of rights under this Agreement with respect to, the trademark, tradename, service mark or service name in question.  The Indemnifying Party will have no obligation under this Section for any infringement or dilution caused by, and the other Party will indemnify the Indemnifying Party in the event of, use by the other Party of the trademark, tradename, service mark or service name in question:  (A) after the Indemnifying Party has notified the other Party to cease use of that trademark, tradename, service mark or service name; (B) in combination with any other trademark, tradename, service mark or service name not supplied by the Indemnifying Party; or (C) in breach of this Agreement.  This Section 11.01(c) states each Party’s entire liability and sole and exclusive remedy for infringement or dilution claims or actions relating to third party trademarks, tradenames, service marks or service names in connection with this Agreement.

Section 11.02       Defense of Action.  An indemnitor under this Article shall have the right to control the defense and settlement of any and all claims, suits, proceedings, and actions for which such indemnitor is obligated to indemnify, hold harmless, and defend hereunder, but the indemnitee shall have the right to participate in such claims, suits, proceedings, and actions at its own cost and expense.  An indemnitor shall have no liability under this Article 11 unless the indemnitee gives notice of such claim to the indemnitor promptly after the indemnitee learns of such claim so as to not prejudice the indemnitor.  Under no circumstance shall either Party hereto settle or compromise or consent to the entry of any judgment with respect to any claim, suit, proceeding, or action that is the subject of indemnification hereunder without the prior written consent of the other Party, except for settlement involving only monetary payment by the indemnitor or no commitment or admission by the indemnitee, which consent shall not be withheld or delayed unreasonably.

ARTICLE 12

ADDITIONAL RIGHTS AND OBLIGATIONS

Section 12.01       Assistance.  Each Party, upon the request of the other, shall perform any and all further reasonable acts and reasonably execute, acknowledge, and deliver any and all documents which the other Party determines in its sole reasonable judgment may be necessary, appropriate, or desirable to carry out the intent and purposes of this Agreement, including without limitation to document, perfect, or enforce the other Party’s right, title, or interest in and to any of such Party’s property, as well as any assistance requested in connection with the proceedings, suits, and hearings described in Section 12.02.

Section 12.02       Infringement.  The Parties shall notify one another promptly, in writing, of any alleged, actual or threatened infringement, violation, misappropriation or misuse of or interference with (“Infringement”) any intellectual property which such Party knows of or has reason to suspect.

Section 12.03       Theatre Passes. Upon the request of LLC’s CEO, Regal will issue a number of annual passes, as reasonably requested by LLC and agreed by the parties and as reasonably consistent with prior practice, to the Theatres for use by LLC advertising clients, subject to Regal’s ability to issue such passes pursuant to Regal’s agreements with film distributors.  LLC may purchase passes in excess of such number each year at a reasonably negotiated price.  All other tickets used by LLC for promotional and sales purposes will be acquired by LLC at Regal’s then current group ticket discount rate.

Section 12.04       Compliance with Law.  Regal and LLC shall each at all times operate and conduct its business, including, without limitation, exercising its rights under this Agreement, in compliance with all applicable international, national, state, and local laws, rules, and requirements, and the compliance by either Party with such laws, rules and requirements shall under no circumstances be deemed a breach of this Agreement.

Section 12.05       Insurance.  Regal shall maintain with financially sound and reputable insurance companies insurance on the Theatres and Equipment in such amounts and against such perils as Regal deems adequate for its business.  LLC shall maintain with financially sound and reputable insurance companies insurance for its business and Equipment in such amounts and against such perils as LLC deems adequate for its business.  Each Party will name the other Party (including its agents, officers, directors, employees and affiliates) as an additional insured on such policies of insurance.  Furthermore, to the extent reasonably practicable, LLC shall use commercially reasonable efforts to have Regal listed as an additional insured on any insurance policy carried by the advertiser, agent or event promoter in connection with Services provided under this Agreement.

Section 12.06       Most Favored Nations.  LLC shall promptly provide to Regal a copy of each agreement, amendment or extension as may be entered into by LLC on or after the Effective Date with each Founding Member (including the Regal Exhibitor Agreement) which amends any term of the Exhibitor Services Agreement entered into with any of the Founding Members, as such may be amended from time to time.  The Parties recognize and acknowledge that the provision of the Service is dependent on the cooperation and operational support of LLC and the Founding Members and, from time to time, LLC may elect to waive compliance with a term of this Agreement or a term of an Exhibitor Services Agreement entered into with another Founding Member, so long as LLC acts reasonably and fairly in granting waivers requested by each of Regal, AMC and Cinemark, as applicable.  If LLC acts reasonably and fairly in granting such waivers to each of Regal, AMC and Cinemark and any such waivers do not materially alter the applicable Exhibitor Services Agreement, then such waiver will not be considered an amendment of the relevant exhibitor’s Exhibitor Services Agreement for purposes of this Agreement and shall not be covered by the terms of this Section 12.06.  Such copies shall be redlined to reflect all differences between such agreements or amendments and this Agreement or corresponding amendment.  At the election of Regal, by written notice to LLC within twenty (20) days following its receipt of such agreements or amendments, to amend this Agreement so that it conforms, in part or whole, to any one of such agreements or amendments, this Agreement shall be deemed so amended by LLC and Regal as soon as reasonably practicable after receipt of such notice.

Section 12.07       Non-Competition and Non-Solicitation.

(a)           Non-Competition.  In consideration of Regal’s participation in LLC and in consideration of the mutual covenants and agreements contained in this Agreement, Regal and its Affiliates agree, except as otherwise provided in this Agreement, not to engage or participate in any business, hold equity interests, directly or indirectly, in another entity, whether currently existing or hereafter created, or participate in any other joint venture that competes or would compete with any business that LLC is authorized to conduct in the Territory pursuant to this Agreement, whether or not LLC is actually conducting such business in a particular portion of the Territory.  The foregoing restrictions shall not apply (i) in the event Regal or its Affiliate acquires a competing business in the Territory as an incidental part of an acquisition of any other business that is not prohibited by the foregoing, if Regal disposes of the portion of such business that is a competing business as soon as practicable, (ii) to any direct or indirect ownership or other equity investments by Regal or its Affiliates in such other competing business that represents in the aggregate less than 10% of the voting power of all outstanding equity of such business, and (iii) in the event Regal enters into any agreement for the acquisition or installation of equipment or the provision of services on customary terms that does not violate the exclusivity of LLC hereunder with any entity that has other businesses and provides other services that may compete with LLC.

(b)           Non-Solicitation.  For the Term of this Agreement and a three-year period after its termination or expiration, each Party shall not, without the prior written approval of the other Party, directly or indirectly:  (i) solicit for hire any employees of any other Party or its Affiliates at the level of vice president or higher; or (ii) induce any such employee of such Party to terminate their relationship with such Party.  The foregoing will not apply to individuals hired as a result of the use of a general solicitation (such as a newspaper, radio or television advertisement) not specifically directed to the employees of such Party.

ARTICLE 13

OWNERSHIP

Section 13.01       Property.

(a)           LLC Property.  As between LLC and Regal, LLC owns, solely and exclusively, any and all right, title, and interest in and to the Service (including all Inventory and other content supplied by or on behalf of LLC), the LLC Marks, the Software (excluding any Software owned by Regal as provided in the License Agreement), LLC’s Confidential Information, the Digital Content Network, and any and all other data, information, Equipment (excluding the Regal Equipment), material, inventions, discoveries, processes, methods, technology, know-how, written works, software, works of visual art, audio works, and multimedia works provided, developed, created, reduced to practice, conceived, or made available by or on behalf of LLC to Regal or used by LLC to perform any of its obligations under or in connection with this Agreement, as well as any and all translations, improvements, adaptations, reproductions, look and feel attributes, and derivates thereof (collectively, the “LLC Property”), and, except as expressly and explicitly stated in this Agreement, reserves all such right, title, and interest.

(b)           Regal Property.  As between Regal and LLC, Regal owns, solely and exclusively, any and all right, title, and interest in and to all content supplied by or on behalf of Regal, the Regal Marks, Software not included in Section 13.01(a) above, Regal’s Confidential Information, and any and all other data, information, Equipment (excluding the LLC Equipment), material, inventions, discoveries, processes, methods, technology, know-how, written works, software, works of visual art, audio works, and multimedia works provided, developed, created, reduced to practice, conceived, or made available by or on behalf of Regal to LLC or used by Regal to perform any of its obligations under or in connection with this Agreement, as well as any and all translations, improvements, adaptations, reproductions, look-and-feel attributes, and derivates thereof (collectively, the “Regal Property”), and, except as expressly and explicitly stated in this Agreement, reserves all such right, title, and interest.

Section 13.02       Derived Works.

(a)           Derived Works from LLC Property.  Any and all data, information, and material created, conceived, reduced to practice, or developed pursuant to this Agreement, but not pursuant to the License Agreement, including, without limitation, written works, processes, methods, inventions, discoveries, software, works of visual art, audio works, look-and-feel attributes, and multimedia works, to the extent based on, using, or derived from, in whole or in part, any LLC Property, whether or not done on LLC’s facilities, with LLC’s equipment, or by LLC personnel, by either Party alone or with each other or any third party, and any and all right, title, and interest therein and thereto (including, but not limited to, the right to sue for past infringement) (collectively, “LLC Derived Works”), shall be owned solely and exclusively by LLC, and Regal hereby assigns, transfers, and conveys to LLC any right, title, or interest in or to any LLC Derived Work which it may at any time acquire by operation of law or otherwise.  To the extent any LLC Derived Works are included in the Service, LLC hereby grants to Regal during the Term a non-exclusive, non-transferable, non-sublicenseable license to such LLC Derived Works solely for use in connection with the Service, as expressly provided by this Agreement.

(b)           Derived Works from Regal Property.  Except as specified in Section 13.02(a), any and all data, information, and material created, conceived, reduced to practice, or developed pursuant to this Agreement, but not pursuant to the License Agreement, including, without limitation, written works, processes, methods, inventions, discoveries, software, works of visual art, audio works, look-and-feel attributes, and multimedia works, to the extent based on, using, or derived from, in whole or in part, any Regal Property (and specifically including any materials included in the Policy Trailer or the Branded Slots based on or derived from materials supplied by Regal), whether or not done on Regal’s facilities, with Regal’s or LLC’s equipment, or by Regal personnel, by either Party alone or with each other or any third party, and any and all right, title, and interest therein and thereto (including, but not limited to, the right to sue for past infringement) (collectively, “Regal Derived Works”), shall be owned solely and exclusively by Regal, and LLC hereby assigns, transfers, and conveys to Regal any right, title, or interest in or to any Regal Derived Work which it may at any time acquire by operation of law or otherwise.  To the extent any Regal Derived Works are included in the Service, Regal hereby grants to LLC during the Term a nonexclusive, non-transferable, non-sublicenseable license to such Regal Derived Works solely for use in connection with the Service, as expressly provided by this Agreement.

Section 13.03       No Title.  This Agreement is not an agreement of sale, and (a) no title or ownership interest in or to any LLC Property is transferred to Regal, and (b) no title or ownership interest in or to any Regal Property is transferred to LLC, as a result of or pursuant to this Agreement.  Further, (i) Regal acknowledges that its exercise of rights with respect to the LLC Property shall not create in Regal any right, title or interest in or to any LLC Property and that all exercise of rights with respect to the LLC Property and the goodwill symbolized thereby or connected therewith will inure solely to the benefit of LLC, and (ii) LLC acknowledges that its exercise of rights with respect to the Regal Property shall not create in LLC any right, title or interest in or to any Regal Property and that all exercise of rights with respect to the Regal Property and the goodwill symbolized thereby or connected therewith will inure solely to the benefit of Regal.

ARTICLE 14

CONFIDENTIALITY

Section 14.01       Confidential Treatment.  For a period of three years after the termination of this Agreement:

(a)           Treatment of Confidential Information.  Each Party shall use and cause its Affiliates to use the same degree of care it uses to safeguard its own Confidential Information and to cause its and its Affiliates’ directors, officers, employees, agents and representatives to keep confidential all Confidential Information; and each Party shall hold and shall cause its Affiliates to hold and shall cause its and its Affiliates’ directors, officers, employees, agents and representatives to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by the requirements of law, Confidential Information.

(b)           LLC’s Confidential Information.  Regal agrees that the Confidential Information of LLC shall only be disclosed in secrecy and confidence, and is to be maintained by Regal in secrecy and confidence subject to the terms hereof.  Regal shall (i) not, directly or indirectly, use the Confidential Information of LLC, except as necessary in the ordinary course of LLC’s business, or disclose the Confidential Information of LLC to any third party and (ii) inform all of its employees to whom the Confidential Information of LLC is entrusted or exposed of the requirements of this Section and of their obligations relating thereto.

(c)           Regal’s Confidential Information.  Confidential Information of Regal shall not be supplied by LLC or its Subsidiaries to any Person who is not an employee of LLC, including any employee of a Member or of LLC’s manager who is not an employee of LLC.

Notwithstanding the foregoing, Regal Confidential Information may be disclosed to authorized third-party contractors of LLC if LLC determines that such disclosure is reasonably necessary to further the business of LLC, and if such contractor executes a non-disclosure agreement preventing such contractor from disclosing Regal’s Confidential Information for the benefit of each provider of Regal’s Confidential Information in a form reasonably acceptable to the Founding Members.  Regal’s Confidential Information disclosed to LLC shall not be shared with any other Member without Regal’s written consent.

Section 14.02       Injunctive Relief.  It is understood and agreed that each Party’s remedies at law for a breach of this Article 14, as well as Section 12.07, will be inadequate and that each Party shall, in the event of any such breach or the threat of such breach, be entitled to equitable relief (including without limitation provisional and permanent injunctive relief and specific performance) from a court of competent jurisdiction.  The Parties shall be entitled to the relief described in this Section 14.02 without the requirement of posting a bond.  Nothing stated herein shall limit any other remedies provided under this Agreement or available to the Parties at law.

ARTICLE 15

MISCELLANEOUS

Section 15.01       Notices.  All notices, consents, and other communications between the Parties under or regarding this Agreement shall be in writing and shall be sent to the recipient’s address set forth in this section by hand delivery, nationally respected overnight carrier, or certified mail, return receipt requested.  Such communications shall be deemed to have been received on the date actually received.

LLC:	National CineMedia, LLC
9110 East Nichols Ave., Suite 200
Centennial, CO 80112
	Attention:	Chief Executive Officer

with a copy to:		National CineMedia, LLC
9110 East Nichols Ave., Suite 200
Centennial, CO 80112
	Attention:	General Counsel

Regal:		Regal Cinemas, Inc.
7132 Regal Lane
Knoxville, TN 37918
	Attention:	General Counsel

with a copy to:		Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, CO 80202
	Attention:	Christopher J. Walsh

Either Party may change its address for notices by giving written notice of the new address to the other Party in accordance with this section, but any element of such Party’s address that is not newly provided in such notice shall be deemed not to have changed.

Section 15.02       Waiver; Remedies.  The waiver or failure of either Party to exercise in any respect any right provided hereunder shall not be deemed a waiver of such right in the future or a waiver of any other rights established under this Agreement.  All remedies available to either Party hereto for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

Section 15.03       Severability.  Should any term or provision of this Agreement be held to any extent unenforceable, invalid, or prohibited under law, then such provision shall be deemed restated to reflect the original intention of the Parties as nearly as possible in accordance with applicable law and the remainder of this Agreement.  The application of any term or provision restated pursuant hereto to Persons, property, or circumstances other than those as to which it is invalid, unenforceable, or prohibited, shall not be affected thereby, and each other term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 15.04       Integration; Headings.  The Parties hereto agree that the Amended and Restated Exhibitor Services Agreement dated as of July 15, 2005 is hereby terminated (except as otherwise provided in the and the Letter Agreement dated of even date herewith by and among LLC, AMC, Cinemark and Regal (the “ESA Payment Letter”), and that this Agreement and the exhibits hereto (each of which is made a part hereof and incorporated herein by this reference) and the ESA Payment Letter constitute the complete and exclusive statement of the agreement between the Parties with respect to the subject matter of this Agreement, and supersede any and all other prior or contemporaneous oral or written communications, proposals, representations, and agreements, express or implied.  This Agreement may be amended only by mutual agreement expressed in writing and signed by both Parties, except as otherwise provided in Section 12.06.  Headings used in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 15.05       Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable.  The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” shall not be exclusive.

Section 15.06       Non-Recourse.  Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the Parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual or of any partner, stockholder, member or other equity holder of either Party hereto, and any recourse, whether in common law, in equity, by statute or otherwise, against any such individual or entity is hereby forever waived and released.

Section 15.07       Governing Law; Submission to Jurisdiction.

Subject to the provisions of Section 14.02 and the Parties’ agreement that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and is hereby disclaimed by the Parties:

(a)           Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties.

(b)           Jurisdiction.  Each Party hereto agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Delaware or in New York, New York.  Subject to the preceding sentence, each Party hereto:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding, including to enforce any settlement, order or award;
(ii)           consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15.01 is reasonably calculated to give actual notice;
(iii)          agrees that each state and federal court located in New York, New York shall be deemed to be a convenient forum;
(iv)          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York, New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and
(v)           agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in New York, New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

(c)           Costs and Expenses.  In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in New York, New York.

Section 15.08       Assignment.  Neither Party may assign or transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement to any third party without the other Party’s prior written consent.  Either Party may fulfill their respective obligations hereunder by using third-party vendors or subcontractors; provided, however that such Party shall remain fully and primarily responsible to ensure that such obligations are satisfied.  Regal acknowledges and agrees that in the event of assignment or transfer by the sale of all or substantially all of its assets, the failure to obtain (by operation of law or otherwise) an agreement in writing by assignee/transferee to be bound by the terms of this Agreement to the same extent as if such assignee/transferee were a party hereto (an “Assignment and Assumption”) of its interest in this Agreement in respect of such assets as part of the sale shall constitute a material breach of this Agreement.  Notwithstanding the foregoing, this Agreement shall not be assignable by either Party unless the assignee enters into an Assignment and Assumption.  A Permitted Transfer shall not be deemed an assignment or transfer for purposes of this Agreement; provided, however, any Permitted Transfer by assignment to an Affiliate of Regal shall be (i) conditioned upon (A) the transferee entering into an Assignment and Assumption, (B) Regal agreeing in writing to remain bound by the obligations under this Agreement, and (ii) effective only so long as the Affiliate remains an Affiliate of transferee.  Any attempted assignment in violation of this section shall be void.

Section 15.09       Force Majeure.  Any delay in the performance of any duties or obligations of either Party (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a labor dispute, shortage of materials, fire, earthquake, flood, or any other event beyond the control of such Party, provided that such Party uses commercially reasonable efforts, under the circumstances, to notify the other Party of the circumstances causing the delay and to resume performance as soon as possible.

Section 15.10       Third Party Beneficiary.  The Parties hereto do not intend, nor shall any clause be interpreted, to create under this Agreement any obligations or benefits to, or rights in, any third party from either LLC or Regal.  Neither Party hereto is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the other Party, or to bind the other Party in any matter or thing whatever.  No Affiliate of either Party shall have any liability or obligation pursuant to this Agreement.  Each Party shall be solely responsible, and each Party agrees to look solely to the other, for the satisfaction of such other Party’s obligations under this Agreement.

Section 15.11       Export.

(a)           LLC’s Software and Confidential Information.  Regal acknowledges and agrees:  (i) that the Software and the Confidential Information of LLC are subject to the export controls of the United States, and (ii) that Regal has no right to, and further agrees that it will not, export or otherwise transfer or permit the transfer of any Software or Confidential Information of LLC outside the Territory.  Regal will defend, indemnify, and hold harmless LLC from and against all fines, penalties, liabilities, damages, costs, and expenses incurred by LLC as a result of any failure to comply with the preceding sentence.

(b)           Regal’s Confidential Information.  LLC acknowledges and agrees:  (i) that the Confidential Information of Regal is subject to the export controls of the United States, and (ii) that LLC has no right to, and further agrees that it will not, export or otherwise transfer or permit the transfer of any Confidential Information of Regal outside the Territory.  LLC will defend, indemnify, and hold harmless Regal from and against all fines, penalties, liabilities, damages, costs, and expenses incurred by Regal as a result of any failure to comply with the preceding sentence.

Section 15.12       Independent Contractors.  The Parties’ relationship to each other is that of an independent contractor, and neither Party is an agent or partner of the other.  Neither Party will represent to any third party that it has, any authority to act on behalf of the other.

Section 15.13       Counterparts.  This Agreement may be executed in any number of separate counterparts each of which when executed and delivered to the other Party hereto shall be an original as against the Party whose signature appears thereon, but all such counterparts shall together constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

REGAL CINEMAS, INC.

By:	/s/ Michael L. Campbell
Name:	Michael L. Campbell
Title:	Chief Executive Officer

NATIONAL CINEMEDIA, LLC
By:	NATIONAL CINEMEDIA, INC., its Manager

By:	/s/ Gary W. Ferrera
Name:	Gary W. Ferrera
Title:	Executive Vice President and Chief Financial Officer

[Signature page to ESA]

EXHIBIT A

THE SERVICE

A.            “Advertising Services” consist of the following:

1.             Lobby Promotions.  “Lobby Promotions” means as follows:

All lobby promotions and other in-theatre promotional activities (excluding the Digital Content Service, the Digital Carousel, the Traditional Content Program and other on-screen content, as described in 3 below), but specifically excluding the following promotional activities (which Regal shall retain the right to perform and have performed on its behalf):

(i)                                     promotional activities arising under the Regal contracts identified in the Specification Documentation;

(ii)                                  (1) poster case advertising, digital poster case advertising, advertising on digital animated poster cases, ATM or ticket kiosk screens (or such items that may replace digital poster cases, or ATM or ticket kiosk screens in the future) or other substantially similar display mechanisms and other lobby or in-theatre promotions for (A) Theatre Advertising, (B) film festivals organized by Regal (unless such poster cases have been sold by LLC), (C) fundraising programs conducted by Regal for any non-profit organizations, (D) full-length theatrical productions, and (E) other promotional material that may include some or all of the following types of content: isolated images or still scenes from feature films, full motion elements that are not a movie trailer, interactive elements, audio elements and motion sensors; provided, however, that no movie trailers or content equivalent to movie trailers are displayed;

(2) drink cup and popcorn bag/tub advertising related to the Concessions, as necessary to fulfill contractual obligations of Regal with respect to promotion of such Concessions in the Theatres;

(3) lobby or in-theatre promotions and advertising for vendors of services provided to the Theatres, provided such promotion is incidental to the vendor’s service, including by way of illustration and not limitation, (A) logos of Movietickets.com and Fandango related to promotions for online ticketing services, (B) credit card company logos displayed at the box office, automated box office, Concession stands, cafes, arcades, and lobby kiosks, (C) bank logos displayed at ATM’s, (D) phone company logos displayed at public telephones, and (E) logos of vendors who provide restroom soaps, toilet paper and lotions;

(4) logos on digital menu boards at the Concession stand or digital displays at the box office of manufacturers of such products;

(5) advertising and/or signage pursuant to the IMAX agreement (if applicable); and

(6) any trademark, service mark, logo or other branding of Regal (or its theatre-operating Affiliates), film studio(s), distributors and production companies;

provided, however, that Regal shall not be permitted to exhibit or display any promotion described in this paragraph A.1.(ii), if such promotion features any trademark, service mark, logo or other branding of a party other than the film studio(s), distributors, production companies, Concession providers, or other service vendors or providers responsible for the production or promotion, as applicable, or of Regal (or its theatre-operating Affiliates), unless such promotion relates to a Strategic Program that complies with Section 4.07(b).

Popcorn bags, popcorn tubs, cups and kids’ trays will be provided according to Regal’s template and packaging requirements, subject to Regal’s providing reasonable notice of changes to any such requirements.  LLC may obtain advertising for all of the surface area of all such items that is not required (i) under the Beverage Agreement, (ii) as necessary to fulfill contractual obligations of Regal with respect to Concessions, and (iii) incidental branding needs of Regal, subject to the terms contained in the Beverage Agreement.  Regal shall not amend or modify any contract to the extent such amendment or modification would be inconsistent with the exclusive rights of LLC hereunder or have the effect of any extension of third party restrictions on surface area advertising on such popcorn bags, popcorn tubs, cups and kids’ trays, except as permitted under Section 4.06(a) with respect to the Beverage Agreement or as permitted under Section 4.07(a).

2.             Event Sponsorships

“Event Sponsorship” means the sale of advertising or sponsorships with respect to any event included in the Digital Programming Services including any Event Trailers or Meeting Services.

3.             Digital Content Service, Digital Carousel and Traditional Content Program

The Digital Content Service (which includes the Pre-Feature Program, Policy Trailer, Event Trailer and the Video Display Program), the Digital Carousel and the Traditional Content Program, and all other on-screen content which is exhibited in Theatre auditoriums prior to the feature film presentation, but specifically excluding Trailers.

B.            Digital Programming Services

“Digital Programming Services” means the electronic distribution of digital programming entertainment content other than the Pre-Feature Program, the Digital Carousel and the Video Display Program (including, without limitation, programming such as sports, music and comedy events) and the exhibition thereof in some or all of the Theatres.  “Digital Programming Services” shall not include (i) the distribution of feature films or Trailers or (ii) the electronic distribution of digital feature film content (“Digital Films”) or Trailers; provided, however, that LLC may distribute Digital Films or Trailers across the Digital Content Network upon the prior written approval of Regal.

C.            Meeting Services

“Meeting Services” means uses of the Theatres other than Digital Programming Services which may or may not be dependent on the electronic distribution of digital programming content, such as business meetings and educational/training meetings.

“Meeting Services” includes three types of meetings

1.             Meetings With a Movie

2.             Meetings Without a Movie

3.             Church Worship Services

Meeting Services shall not include events involving the exhibition of only a feature film without a meeting to an organized group, such as birthday parties, group sales to schools or other private screenings, or internal meetings or training of Regal employees.

EXHIBIT A-1

Regal
INVENTORY FOR LOBBY PROMOTIONS

The Inventory of Lobby Promotions for each Theatre to which LLC has “pre-approved” access is as listed below.  Per Flight (unless otherwise specified below), LLC may provide each Theatre with any combination of Lobby Promotions as described below.

Item	Inventory per Flight	Quantity	Spec

Box Office Handout	2 programs per Theatre	TBD	3”x5” 2-sided
(1 handout per transaction; not film specific)

Exit Sampling	1 program per Theatre	TBD

Poster Case	1 program per Theatre	varies (below)	27”x40”
		Live Area	24”x38”
(1-11 screens: 1 poster; 12 screens: 2 posters; 13-20 screens: 3 posters; 21+ screens: 4 posters)

Tabling/Demo	1 program per Theatre	1 per client	4-6’ table
(No active “recruitment” of patrons)

Vehicle/Motorcycle	1 program per Theatre	1 per client
(Displays limited to specific list of Theatres provided by Regal, and updated from time to time after reasonable advance notice to LLC)

Background Music	1 program per Theatre	N/A	N/A

Counter Cards	2 programs per Theatre	2-3 per client	13”x16.5”x4”

Danglers	1 programs per Theatre per quarter	2-3 per client	18”x24”

Static Clings	1 program per Theatre per quarter	2-3 per client	4”x6”

Banners	1 program per Theatre per quarter	1 per client	6’x4’

A-1-1

Lobby Display	2 programs per Theatre	1 per client	4’x6’
(Displays limited to specific list of Theatres provided by Regal, and updated from time to time after reasonable advance notice to LLC)

Lobby Standee	2 programs per Theatre	1 per client	3’x5’
(Displays limited to specific list of Theatres provided by Regal, and updated from time to time after reasonable advance notice to LLC)

Floor Mats	1 program per Theatre per quarter	1 per client	4”x6’

A-1-2

EXHIBIT B

A.  Creative Services (See Section 4.05(a))

LLC will provide Regal with up to 1,000 hours per year associated with Creative Services in conjunction with the creation of certain elements of the Pre-Feature Program (including the Policy Trailer, the Brand, and the Branded Slots) and Video Display Program at no charge.  Additional hours will be billed as set forth in item 2 below.  The Creative Services provided at no cost may not include creation of Strategic Programs.

“Creative Services” include the provision of (i) concept work, idea creation, scripting, treatments, storyboarding, timelines and animatics, (ii) execution, animation, production, post production, sound design, final encoding and the preparation of all deliverables, and (iii) project management, meetings, communications, sub contractor management and all administrative activity related to said creative services.

1.  Allocated 1,000 Hours Per Year

All projects will be quoted on a GMH (Guaranteed Maximum Hours) basis by which the Parties will agree to the concept and execution plan of the project.  This agreement may be based on treatments, scripts, storyboards, timelines or animatics and will define the intended scope of all creative projects.  LLC will guarantee the total maximum hours allocated to the project regardless of actual hours invested so long as the defined scope is not increased.  Scope increases may cause LLC to allocate more hours to a project and therefore could cause overruns in the project’s GMH, resulting in additional hours (and possibly fees).  In all cases, any work resulting in overruns will be communicated to Regal by LLC prior to the work actually being done.

There is no specific deliverable attached to the accrual of hours, meaning that any project cancelled, put on hold, or for which production may extend beyond the anniversary of the agreement, will still have hours accrued against it that were incurred in that corresponding year.  At the end of each calendar year, the balance of hours will be zeroed out.  Unused hours will not carry forward.  LLC shall provide a quarterly status report to Regal of all hours spent on any particular project as well as the amount of hours spent on an aggregate basis for all projects in any given calendar year.

2.  Additional Work

Upon the utilization of 1,000 hours of Creative Services provided by LLC to Regal on any combination of projects within one calendar year, LLC will begin charging exhibitor $[***] per hour for all additional hours, subject to the CPI Adjustment.  These charges will be consistent for all Creative Services provided across all creative groups within LLC.

B.  Beverage Agreement Advertising Rate (See Section 4.06(a))

The initial Beverage Agreement Advertising Rate is $[***] per thousand attendees in Regal Attendance for a 30-second advertisement.  The Beverage Agreement Advertising Rate shall (i) increase 8% per year for each of the first two fiscal years beginning at the end of LLC’s 2007 fiscal year; (ii) beginning at the end of the period set forth in (i) above, increase 6% per year for each of the next two fiscal years; and (iii) beginning at the end of the period set forth in (ii) above, increase in an amount equal to the annual percentage increase in the advertising rates per thousand attendees charged by LLC to unaffiliated third parties (excluding the advertising associated with the Beverage Agreement) for on-screen advertising in the Pre-Feature Program during the last six minutes preceding the start of the feature film for each fiscal year for the remainder of the Term, but in no event more than the highest advertising rate per thousand attendees being then-charged by LLC.

The rate for a longer or shorter advertisement shall be adjusted based on a multiple or percentage of the 30-second rate.  For illustrative purposes, the initial Beverage Agreement Advertising Rate for 90 seconds of advertising as of the Effective Date would be $[***].  The Beverage Agreement Advertising Rate of $[***] agreed to by the Parties is a discounted rate due to the length of the Agreement and the initial commitment to purchase 90 seconds of advertising.

C.  Digital Programming (See Article 6)

1.  Revenue Share

Regal will retain 15% of Net Ticket Revenue for tickets sold pursuant to Digital Programming Services and 100% of all Concession sales.  “Net Ticket Revenue” means all ticket revenue, net of taxes and refunds, excluding “Comp Passes” distributed for marketing purposes, which shall not exceed 25 per Theatre.  If Comp Passes exceed 25 per Theatre, LLC shall reimburse Regal Net Ticket Revenue for such Comp Passes exceeding 25 per Theatre.

LLC shall distribute to the participating Founding Members a total of 15% of net revenue received in the form of cash or non-cash consideration pursuant to any Event Sponsorship or other promotional fee for a Digital Programming event.  A percentage of the 15% Founding Members’ share of revenue for such Event Sponsorship or other promotional fee shall be allocated to Regal based upon the number of tickets sold (excluding Comp Passes) at Theatres for the Digital Programming event divided by the number of total tickets sold at all theatres of participating Founding Members (excluding Comp Passes) for the Digital Programming Services event.

2.  Availability

LLC is pre-approved to schedule Digital Programming in a minimum of one auditorium in any Digitized Theatre that (i) has the requisite technology to exhibit the specific Digital Programming event and (ii) has more than 12 auditoriums.  It is understood that live events will require additional equipment over the minimum equipment required in a Digitized Theatre.  Installation of such additional equipment shall be made by Regal at its discretion.  For the event to be pre-approved, LLC must provide 10 days’ notice of the Digital Programming event to Regal and the Digital Programming event must be during any Monday through Thursday night during non-Digital Event Peak Season.

“Digital Event Peak Season” shall mean: (i) Martin Luther King weekend, (ii) Presidents’ Day weekend, (iii) Thursday through Easter weekend, (iv) Memorial Day weekend, (v) the Wednesday prior to the Fourth of July weekend through the Wednesday after the Fourth of July weekend, (vi) Labor Day weekend, (vii) Thanksgiving week, and (viii) one week prior to Christmas through the week after New Year’s.  For purposes of this definition, weekend means Friday through Monday and week means Monday through Sunday.

LLC may exhibit Digital Programming Services in time periods other than those listed above only with approval from Regal, which approval may be (i) granted as additional categories of pre-approved Digital Programming Services or (ii) granted on a case-by-case basis.  LLC’s notification of pre-approved Digital Programming events or requests for approval on a case-by-case basis will be submitted by a standard request form.  Regal shall respond regarding whether it will accept a proposed Digital Programming event within three (3) business days of being presented with such proposal.  Additionally, LLC may not exhibit any Digital Programming event related to the release of a feature film (i) directly on DVD (or a subsequently developed system for viewing films at home) or to handheld or mobile devices, or (ii) on DVD (or subsequently developed system for viewing films at home), pay-per-view, cable, satellite or network television, or through other electronic means within 120 days after the release date of such feature film in Theatres, except in each case as otherwise agreed to by Regal.

If a Digital Programming Services presentation has sold more than 75% of the seats at the Theatre made available, at least twenty-fours (24) hours prior to such event, Regal will make commercially reasonable efforts to make available an additional or larger auditorium for such presentation.

3.  Sales Reporting

Regal and all Theatres presenting a Digital Programming event shall report to LLC the ticket sales, passes, and refunds upon LLC’s request, provided, that Regal shall have no obligation to provide such updates more frequently than they are available internally in accordance with its ordinary business practices.

4.  In-Theatre Retail Opportunities

Any retail and merchandising opportunities and related revenue and cost sharing related to Digital Programming Services may be agreed between LLC and Regal on an event-by-event basis.

5.  Marketing and Promotion

Theatres hosting a Digital Programming event and other Theatres in the designated marketing area (DMA) shall allow LLC to play an Event Trailer for a maximum of four (4) weeks prior to the Digital Programming event, consistent with the provisions of Section 6.03.  Such Event Trailer will start after Showtime.  Every Event Trailer will indicate the date and location of the event.  LLC may also use any other marketing and advertising Inventory it controls as set forth on Exhibit A-1 to market the Digital Programming event.  All other marketing initiatives that utilize databases, websites or other “marketing assets” controlled by Regal will be agreed between LLC and Regal.

All Event Trailers and other marketing and promotional activities relating to any Digital Programming event and displayed in any Theatre must (i) have received, or be such that, had it been rated, it would have received an MPAA rating of “G” or “PG” to be played prior to a feature film with a “G,” “PG,” or “PG-13” rating, (ii) have received, or be such that, had it been rated, it would have received an MPAA rating of “G,” “PG,” “PG-13” or “R” to be played prior to a feature film with an “R” rating, and (iii) be pre-approved by Regal prior to use, which approval shall not be unreasonably withheld or delayed.

D.  Meeting Services (See Article 6)

1.  Revenue Share

Payments between LLC and Regal related to Meeting Services shall be determined as set forth in Exhibit B-1.

2.  Availability

The provisions in Exhibit B-1 identify the availability of Theatres for Meeting Services on a pre-approved basis.  Meeting Services may be provided at such other times and under such other terms as may be agreed by Regal and LLC.

3.  General Requirements

Regal must provide approval or decline a Meeting Services event that is not pre-approved within three (3) business days of receiving notice of such event.

Regal and LLC will develop a mutually acceptable process for billing and collecting ticket and Concession sales.

The aggregate of fees other than movie admission and Concessions, including fees such as rental fees, fees for concierge services and catering fees, charged for a Meeting with a Movie must be the greater of $[***] per hour or $[***] per regular show time replaced by the event (annually adjusted based on increases in LLC’s auditorium rental rates), calculated with respect to the time used by LLC for the meeting in excess of the running time of the film.

E.  Event Services Administrative Fee (See Section 6.07)

The Administrative Fee charged for Digital Programming events shall cover all post-production services (including ingesting, editing and encryption) performed by LLC and delivery of content to Theatre(s) through the Digital Content Network.  If LLC establishes an additional digital network, pricing related to services provided for such network will be developed separately.

The Administrative Fee shall initially be $[***] per location delivered (subject to the CPI Adjustment), with a minimum of $[***] (subject to the CPI Adjustment), which includes a $[***] bandwidth surcharge.

The Administrative Fee shall not be charged for production or delivery by LLC of the Event Trailer.  Any fees and charges relating to delivery by LLC to Regal of Digital Films or Trailers not produced by LLC will be negotiated by Regal and LLC at a later date.

Encoding (should it be required) will be charged separately at the rate of $125 per hour (subject to the CPI Adjustment).

Exhibit B-1

Approved Events	Revenue Share
Regal grants pre-approval for Meetings With or Without a Movie that satisfy the criteria below:	Meeting Without a Movie

(includes tent pole films)
Start and end times fall between Mon - Thurs (6am - 6pm)	LLC shall pay Exhibitor 15% of rental revenue
Meeting occurs in Theatres more than 12 auditoriums
Tickets for all auditorium seats are sold at adult rate if movie is to be shown
Film is available at the relevant theatre, utilizing 2nd, 3rd, 4th print of a movie (if movie is to be shown), and has received Exhibitor’s film department approval

Meeting with a Movie:

LLC shall sell 100% of the seats in the auditorium at the full adult ticket price (unless otherwise approved by Regal in advance).
Church Worship Services Approval required	Regal shall retain 100% of all admissions and concessions revenue; LLC shall retain 100% of meeting revenue.

Exceptions that require approval:	Church Worship Services
1) Requires more than 1 Auditorium per request/group
2) Booked in Peak Season**	LLC shall pay Regal 50% of rental revenue
3) Events requested less than 10 business days from the date of event
4) Events in Theatres identified in the Specification Documentation

B-1-1

**	Peak Season:

1) Martin Luther King weekend

2) Presidents’ Day weekend

3) Easter weekend—Thurs -> Sun

4) Memorial Day weekend

5) Week of the 4th of July

6) Labor Day weekend

7) Thanksgiving week

8) Week prior to Christmas through the week after New Year’s

B-1-2

Schedule 1
Calculation of Exhibitor Allocation, Theatre Access Fee and Run-Out Obligations

A.  Definitions

Within the context of this Schedule 1, the following terms shall have the following meanings:

“4.03 Participating Attendance” means the sum of Regal Attendance, Cinemark Attendance and AMC Attendance, calculated only with respect to Theatres, Cinemark Theatres and AMC Theatres that display an advertising campaign that Regal has not displayed in at least some Theatres pursuant to Section 4.03(viii) or (ix) of this Agreement or because of lack of equipment to display the Video Display Program.

“4.03 Theatre Access Fee” means the product of (i) the difference between (A) Regal 4.03 Opt-In Revenue minus (B) Regal Opt-Out Revenue, multiplied by (ii) the Theatre Access Pool Percentage.  It is possible that the 4.03 Theatre Access Fee could be a negative number.

“Advertising-Related EBITDA” means, for the applicable measurement period, LLC EBITDA, less the sum of Meeting Services EBITDA, Digital Programming EBITDA and Non-Service EBITDA.

“Aggregate 4.03 Opt-In Attendance” means, with respect to any advertising campaign that is displayed by some but not all Founding Members pursuant to Section 4.03(i), (iii), (iv), (v) or (vi), the sum of attendance for each of the Founding Members that participate in such advertising campaign, with such attendance calculated for the applicable fiscal month pursuant to the definition of Regal Attendance, Cinemark Attendance and AMC Attendance, as applicable.

“Aggregate 4.03 Opt-In Revenue” means the sum of all 4.03 Revenue for each advertising campaign that any Founding Member opted not to display pursuant to Section 4.03(i), (iii), (iv), (v) or (vi) during the applicable measurement period.

“Aggregate Theatre Access Fee” means the sum of the Theatre Access Fee and the comparable theatre access fee payments made to Cinemark and AMC for the applicable period.

“Aggregate Theatre Access Pool” means the sum of the Regal Theatre Access Pool plus the comparable calculations for Cinemark and AMC.

“AMC Attendance” means the total number of patrons in all AMC Theatre auditoriums (excluding auditoriums that do not run the applicable advertising due to human or technical error within AMC’s control, AMC’s failure to allow LLC to upgrade the Software or Equipment, AMC’s failure to install Equipment pursuant to its obligations under Section 3.04 of its Exhibitor Services Agreement or, after notice and opportunity to cure as set forth in Section 3.08(b) of its Exhibitor Services Agreement, as the result of AMC’s failure to repair or replace any AMC Equipment or AMC’s (or its Affiliates’) software installed at any Theatre, if such obligation to repair or replace is undertaken by AMC pursuant to Section 3.08(b) of its Exhibitor Services Agreement and excluding auditoriums with IMAX Screens that do not exhibit Inventory), during the applicable measurement period.

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“AMC Equipment” means the Equipment owned by AMC, pursuant to the AMC Exhibitor Agreement.

“AMC Screen Count” means the Screen Number with respect to all AMC Theatre screens for the applicable measurement period.

“AMC Theatre Access Pool” means the AMC Theatre Access Pool, calculated pursuant to the AMC Exhibitor Agreement.

“Attendance Factor” means, as of the Effective Date, [***]% (which represents the percentage calculated for the fourth fiscal quarter of 2006 using the formula in the following sentence).  Effective as of the first day of each succeeding fiscal quarter of LLC beginning with the second fiscal quarter of 2007, the Attendance Factor shall adjust and be a percentage equal to (i) the total revenue payable to LLC for the immediately preceding fiscal quarter attributable to advertising exhibited in the Theatres, Cinemark Theatres and AMC Theatres with respect to advertising contracts for which the pricing is based on attendance, flat fee or other than number of screens, divided by (ii) the total revenue payable to LLC for the immediately preceding fiscal quarter attributable to all advertising exhibited by LLC in the Theatres, Cinemark Theatres and AMC Theatres.

“Beverage Agreement Revenue” means the aggregate revenue received by LLC related to the Beverage Agreement and Cinemark’s and AMC’s beverage agreements for the applicable measurement period.

“Cinemark Attendance” means the total number of patrons in all Cinemark Theatre auditoriums (excluding auditoriums that do not run the applicable advertising due to human or technical error within Cinemark’s control, Cinemark’s failure to allow LLC to upgrade the Software or Equipment, Cinemark’s failure to install Equipment pursuant to its obligations under Section 3.04 of its Exhibitor Services Agreement or, after notice and opportunity to cure as set forth in Section 3.08(b) of its Exhibitor Services Agreement, as the result of Cinemark’s failure to repair or replace any Cinemark Equipment or Cinemark’s (or its Affiliates’) software installed at any Theatre, if such obligation to repair or replace is undertaken by Cinemark pursuant to Section 3.08(b) of its Exhibitor Services Agreement and excluding auditoriums with IMAX Screens that do not exhibit Inventory), during the applicable measurement period.

“Cinemark Equipment” means the Equipment owned by Cinemark, pursuant to the Cinemark Exhibitor Agreement.

“Cinemark Screen Count” means the Screen Number with respect to all Cinemark Theatre screens for the applicable measurement period.

“Cinemark Theatre Access Pool” means the Cinemark Theatre Access Pool, calculated pursuant to the Cinemark Exhibitor Agreement.

2

“Digital Programming EBITDA” means, for the applicable measurement period, the portion of LLC EBITDA attributable to the Digital Programming Services business line, as reasonably determined by LLC based upon the revenues for Digital Programming Services and an estimated allocation of expenses for such period.

“Digital Screen Number” means the total number of Digital Screens for the applicable measurement period, calculated as the average between the number of Digital Screens on the last day of the preceding measurement period and the last day of the applicable measurement period.

“Encumbered Exhibitor Allocation” means [***].

“Encumbered Service Revenue” means[***].

“Exclusivity EBITDA” means [***].

“Exclusivity Percentage” means [***].

“Exclusivity Run-Out Payment” means, for the applicable fiscal quarter [***].

“Exhibitor Allocation” means the sum of (i) the product of the Screen Factor and the Regal Screen Ratio, and (ii) the product of the Attendance Factor and the Regal Attendance Ratio.

“Gross Advertising EBITDA” means Advertising-Related EBITDA less any Beverage Agreement Revenue.

“LLC EBITDA” means the aggregate EBITDA of LLC for the applicable measurement period, excluding any Exclusivity Run-Out Payments paid pursuant to this Agreement or any Exhibitor Services Agreement.

“Meeting Services EBITDA” means, for the applicable measurement period, the portion of LLC EBITDA attributable to the Meeting Services business line, as reasonably determined by LLC based upon the revenues for Meeting Services and an estimated allocation of expenses for such period.

“Non-Encumbered Exhibitor Allocation” means [***].

“Non-Service EBITDA” means, for the applicable measurement period, the portion of LLC EBITDA attributable to a business line other than Advertising Services, Meeting Services or Digital Programming Services.  For the avoidance of doubt, Non-Service EBITDA shall not include Exclusivity Run-Out Payments pursuant to this Agreement or any other Exhibitor Services Agreement.

“Regal 4.03 Opt-In Revenue” means Regal’s proportional share of the 4.03 Revenue resulting from advertising subject to Section 4.03(i), (iii), (iv), (v) or (vi) that was declined by Cinemark or AMC but that Regal exhibited in the fiscal month during which LLC provides the Advertising Services.  Regal 4.03 Opt-In Revenue shall be calculated by aggregating, for the applicable fiscal month, the amount equal to the product of (i) the 4.03 Revenue for each relevant advertising

3

campaign, multiplied by (ii) the following fraction (A) the numerator of which is Regal Attendance and (B) the denominator of which is Aggregate 4.03 Opt-In Attendance.

“Regal 4.03 Opt-Out Attendance” means Regal Attendance calculated only with respect to Theatres that do not display an advertising campaign pursuant to Section 4.03(viii) or (ix) of this Agreement or because of lack of equipment to display the Video Display Program.

“Regal 4.03 Opt-Out Revenue” means the estimate of the proportional share of additional 4.03 Revenue that would have been available to LLC in the applicable fiscal month from an advertising campaign that was not displayed in all Theatres pursuant to Regal’s decision under Section 4.03(viii) or (ix) of this Agreement or lack of equipment to display the Video Display Program.  Regal 4.03 Opt-Out Revenue shall be calculated by aggregating for the applicable fiscal month the amount equal to the product of (i) the 4.03 Revenue for each relevant advertising campaign, multiplied by (ii) the following fraction (A) the numerator of which is Regal 4.03 Opt-Out Attendance and (B) the denominator of which is 4.03 Participating Attendance.

“Regal Attendance” means the total number of patrons in all Theatre auditoriums (excluding auditoriums that do not run the applicable advertising due to human or technical error within Regal’s control, Regal’s failure to allow LLC to upgrade the Software or Equipment, Regal’s failure to install Equipment pursuant to its obligations under Section 3.04 or, after notice and opportunity to cure as set forth in Section 3.08(b), as the result of Regal’s failure to repair or replace any Regal Equipment or Regal’s (or its Affiliates’) software installed at any Theatre, if such obligation to repair or replace is undertaken by Regal pursuant to Section 3.08(b) and excluding auditoriums with IMAX Screens that do not exhibit Inventory), during the applicable measurement period.

“Regal Attendance Ratio” means the quotient of: (i) Regal Attendance, divided by (ii) the sum of (A) the Regal Attendance, (B) the Cinemark Attendance and (C) the AMC Attendance.

“Regal Digital Screen Count” means the Digital Screen Number with respect to all Theatres for the applicable measurement period.

“Regal Screen Count” means the Screen Number with respect to all Theatres for the applicable measurement period.

“Regal Screen Ratio” means the quotient of: (i) Regal Screen Count, divided by (ii) the sum of (A) the Regal Screen Count, (B) the Cinemark Screen Count and (C) the AMC Screen Count.

“Regal Theatre Access Pool” means the sum of (i) the Regal Theatre Access Attendance Fee and (ii) the Regal Theatre Access Screen Fee.

“Regal Theatre Access Attendance Fee” means the product of (i) the Theatre Access Fee per Patron and (ii) Regal Attendance for the applicable fiscal month.

“Regal Theatre Access Screen Fee” means the product of (i) the Theatre Access Fee per Digital Screen and (ii) the Regal Digital Screen Count, calculated as the average between the

4

number of Digital Screens on the last day of the preceding measurement period and the last day of the applicable measurement period.

“Screen Factor” means the percentage resulting from 1 minus the Attendance Factor.

“Screen Number” means, with respect to any measurement period, the sum of the total number of screens in the applicable theatres on each day of the applicable measurement period, all divided by the number of days in the applicable measurement period, provided that a screen shall not be counted for purposes of this calculation if such screen is inaccessible to exhibit Inventory for the majority of the planned exhibitions for any particular day (i) with respect to the Theatres: due to human or technical error within Regal’s or its Affiliates’ control, Regal’s failure to allow LLC to upgrade the Software or Equipment (subject to Section 3.05), Regal’s failure to install Equipment pursuant to its obligations under Section 3.04 or, after notice and opportunity to cure as set forth in Section 3.08(b), as the result of Regal’s failure to repair or replace any Regal Equipment or Regal’s (or its Affiliates’) software installed at any Theatre, if such obligation to repair or replace is undertaken by Regal pursuant to Section 3.08(b)), (ii) with respect to the Cinemark Theatres: due to human or technical error within Cinemark’s or its Affiliates’ control, Cinemark’s failure to allow LLC to upgrade the Software or Equipment (subject to Section 3.05 of its Exhibitor Services Agreement), Cinemark’s failure to install Equipment pursuant to its obligations under Section 3.04 of its Exhibitor Services Agreement or, after notice and opportunity to cure as set forth in Section 3.08(b), as the result of Cinemark’s failure to repair or replace any Cinemark Equipment or Cinemark’s (or its Affiliates’) software installed at any Theatre, if such obligation to repair or replace is undertaken by Cinemark pursuant to Section 3.08(b) of its Exhibitor Services Agreement), (iii) with respect to the AMC Theatres: due to human or technical error within AMC’s or its Affiliates’ control, AMC’s failure to allow LLC to upgrade the Software or Equipment (subject to Section 3.05 of its Exhibitor Services Agreement), AMC’s failure to install Equipment pursuant to its obligations under Section 3.04 of its Exhibitor Services Agreement or, after notice and opportunity to cure as set forth in Section 3.08(b), as the result of AMC’s failure to repair or replace any AMC Equipment or AMC’s (or its Affiliates’) software installed at any Theatre, if such obligation to repair or replace is undertaken by AMC pursuant to Section 3.08(b) of its Exhibitor Services Agreement), or (iv) if such screen is an IMAX Screen that does not exhibit Inventory.

“Supplemental Theatre Access Fee” means an annual payment from LLC to Regal to supplement the amount of the Theatre Access Fee, payable only if the Aggregate Theatre Access Fee is less than twelve percent of Aggregate Advertising Revenue for the applicable fiscal year.  The Supplemental Theatre Access Fee, if any, is equal to the product of (i) (A) twelve percent of Aggregate Advertising Revenue for the relevant fiscal year minus (B) the Aggregate Theatre Access Fee for the relevant fiscal year, and (ii) the Regal Attendance Ratio for the relevant fiscal year.

“Theatre Access Fee” means a monthly payment from LLC to Regal in consideration for Theatres’ participation in Advertising Services, which shall be the sum of (i) the Regal Theatre Access Pool and (ii) the 4.03 Theatre Access Fee.

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“Theatre Access Fee per Digital Screen” means $66.67 per month per Digital Screen as of the Effective Date through the end of LLC’s 2007 fiscal year and shall increase 5% annually thereafter.

“Theatre Access Fee per Patron” means a fee of $0.07 per Theatre patron as of the Effective Date and shall increase 8% every five years, with the first such increase after the end of LLC’s 2011 fiscal year.  Patrons are counted as set forth in the definition of Regal Attendance.

“Theatre Access Pool Percentage” means (i) the Aggregate Theatre Access Pool for the applicable fiscal month, divided by (ii) the difference between (A) Aggregate Advertising Revenue minus (B) Aggregate 4.03 Opt-In Revenue, for the applicable fiscal month.

In addition to the foregoing, the following terms have the meanings assigned in the Sections of this Agreement referred to in the table below:

Term	Section
4.03 Revenue	4.03
Adverting Services	Article 1
Affiliate	Article 1
Aggregate Advertising Revenue	Article 1
AMC Exhibitor Agreement	Article 1
AMC Theatre	Article 1
Beverage Agreement	Article 1
Cinemark Exhibitor Agreement	Article 1
Cinemark Theatre	Article 1
Digital Programming	Article 1
Digital Programming Services	Article 1
Digital Screen	Article 1
Digitized Theatre	Article 1
EBITDA	Article 1
Effective Date	Preamble
Encumbered Theatre	4.08
Equipment	Article 1
Founding Members	Article 1
IMAX Screens	4.13(b)
Inventory	Article 1
LLC	Preamble
Meeting Services	Article 1
Regal	Preamble
Regal Equipment	Article 1
Software	Article 1
Theatres	Article 1

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B.  Exhibitor Allocation

Formula(1)

Exhibitor Allocation = (Screen Factor * Regal Screen Ratio) + (Attendance Factor * Regal Attendance Ratio); where:

(1)                                  Screen Factor = 1 - Attendance Factor

(2)                                  Regal Screen Ratio = Regal Screen Count / (Regal Screen Count + Cinemark Screen Count + AMC Screen Count)

(a)                                  Screen Count (for each of Regal, Cinemark and AMC) = Screen Number for that exhibitor during the applicable measurement period

(b)                                 Screen Number = Number of screens available in the exhibitor’s Theatres on each day of the applicable measurement period to exhibit Inventory / Total number of days in the applicable measurement period

(3)                                  Attendance Factor = Percentage of advertising revenue attributable to contracts with pricing based on any factor other than number of screens (e.g., pricing based on attendance or flat fee) compared to total advertising revenue, as calculated on the first day of each fiscal quarter

(4)                                  Regal Attendance Ratio = Regal Attendance / (Regal Attendance + Cinemark Attendance + AMC Attendance)

(a)                                  Attendance (for each of Regal, Cinemark and AMC) = Total number of patrons in all of the exhibitor’s Theatre auditoriums during the applicable measurement period

(1)  The meaning of each term used in this exhibitor allocation formula is qualified by the Definitions section of this Schedule 1.

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C.  Theatre Access Fee

Formula(2) for Monthly Payments of Theatre Access Fee and Annual Payments of Supplemental Theatre Access Fee

Theatre Access Fee = Regal Theatre Access Pool + 4.03 Theatre Access Fee; where:

(1)                                  Regal Theatre Access Pool = Regal Theatre Access Attendance Fee + Regal Theatre Access Screen Fee

(a)                                  Regal Theatre Access Attendance Fee = Theatre Access Fee per Patron * Regal Attendance

(i)                                     Theatre Access Fee per Patron = $0.07 per patron (subject to an increase of 8% every five years, with the first such increase occurring after the end of LLC’s 2011 fiscal year)

(ii)                                  Regal Attendance = Number of patrons in all Theatre auditoriums that exhibit the advertising

(b)                                 Regal Theatre Access Screen Fee = Theatre Access Fee per Digital Screen * Regal Digital Screen Count

(i)                                     Theatre Access Fee per Digital Screen = $66.67 per Digital Screen (subject to a 5% annual increase, beginning after the end of LLC’s 2007 fiscal year)

(ii)                                  Regal Digital Screen Count = Number of screens in Digitized Theatres that exhibit advertising

(2)                                  4.03 Theatre Access Fee = (Regal 4.03 Opt-In Revenue – Regal 4.03 Opt-Out Revenue) * Theatre Access Pool Percentage

(a)                                  Regal 4.03 Opt-In Revenue = For each advertising campaign that is displayed by Regal and contains content not displayed by Cinemark or AMC pursuant to Section 4.03(i), (iii), (iv), (v) or (vi) of this Agreement, the aggregate of the products obtained from the following calculation:

4.03 Revenue for that advertising campaign * (Regal Attendance / Aggregate 4.03 Opt-In Attendance)

(i)                                     Regal Attendance = See Section B of this Schedule

(ii)                                  Aggregate 4.03 Opt-In Attendance = Sum of Regal Attendance, Cinemark Attendance and AMC Attendance, as applicable, for the Founding Members that displayed such 4.03 content

(b)                                 Regal Opt-Out Revenue = For each advertising campaign that is not displayed in all Theatres pursuant to Regal’s decision under Section 4.03(viii) or (ix) of this Agreement or lack of equipment to display the Video Display Program, the aggregate of the products obtained by the following calculation:

(2)  The meaning of each term used in this Theatre Access Fee formula and Supplemental Theatre Access Fee formula is qualified by the definitions in Section A of this Schedule 1.

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4.03 Revenue for that advertising campaign * (Regal 4.03 Opt-Out Attendance / 4.03 Participating Attendance)

(i)                                     Regal 4.03 Opt-Out Attendance = Regal Attendance during the applicable fiscal month at Theatres that did not display content pursuant to Section 4.03(viii) or (ix) of this Agreement or because of lack of equipment to display the Video Display Program

(ii)                                  4.03 Participating Attendance = Sum of Regal Attendance, Cinemark Attendance and AMC Attendance at Theatres, Cinemark Theatres and AMC Theatres that displayed such content

(c)                                  Theatre Access Pool Percentage = Aggregate Theatre Access Pool / (Aggregate Advertising Revenue – Aggregate 4.03 Opt-In Revenue)

(i)                                     Aggregate Theatre Access Pool = Sum of Regal Theatre Access Pool + Cinemark Theatre Access Pool + AMC Theatre Access Pool

(ii)                                  Aggregate Advertising Revenue = LLC’s revenue related to Advertising Services, except Event Sponsorships, revenue related to relationships with third parties that are not Founding Members and Advertising Services provided to Founding Members outside the provisions of this Agreement

(iii)                               Aggregate 4.03 Opt-In Revenue = The aggregate of all 4.03 Revenue for each advertising campaign that any Founding Member opted not to display pursuant to Section 4.03(i), (iii), (iv), (v) or (vi).

Supplemental Theatre Access Fee = If Aggregate Theatre Access Fee < (12% * Aggregate Advertising Revenue):

((12% * Aggregate Advertising Revenue) – Aggregate Theatre Access Fee)) * Regal Attendance Ratio; where:

(1)                                  Aggregate Theatre Access Fee = Sum of Theatre Access Fee plus the comparable theatre access fee payments made to Cinemark and AMC for the same period

(2)                                  Regal Attendance Ratio = See Section B of this Schedule

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D.  Exclusivity Run-Out Payment

Formula(3) for Quarterly Payments

Exclusivity Run-Out Payment = [***]

(3)  The meaning of each term used in this Exclusivity Run-Out Payment formula is qualified by the definitions in Section A of this Schedule 1.

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